Exhibit 10.1

REDACTED
Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

IMM-X (IDFF)

Finance Contract

between the

European Investment Bank

as Lender

and

Immunic AG

as Borrower

and

Immunic Inc.

as Original Guarantor

Luxembourg and Munich 19 October 2020

Article 1	8

1.1 Interpretation	8

Article 2	16

2.1 Amount of Credit	16

2.2 Disbursement procedure	16

2.2.1 Tranches	16
2.2.2 Disbursement Offer	16
2.2.3 Disbursement Acceptance	17

2.3 Disbursement Account	17

2.4 Currency of disbursement	17

2.5 Conditions of Disbursement	17

2.5.1 Initial Documentary Conditions Precedent	17
2.5.2 All Tranches - Documentary Conditions Precedent	17
2.5.3 All Tranches – Other Conditions	17
2.5.4 Tranche B – Additional Conditions Precedent	18
2.5.5 Tranche C – Additional Conditions Precedent	18

2.6 Cancellation	18

2.7 Fee for cancellation of an Accepted Tranche	18

2.8 Cancellation after expiry of the Credit	18

2.9 Drop Dead Fee	19

2.10 Sums due under Article 2 (Credit and Disbursement)	19

Article 3	19

3.1 Amount of Loan	19

3.2 Currency of repayment, interest and other charges	19

Article 4	19

4.1 Fixed Rate Tranches	19

4.2 Deferred Interest	19

4.3 Profit Participation	20

4.4 Interest on overdue sums	21

Article 5	22

5.1 Normal repayment	22

5.1.1 Repayment of Tranche A and Tranche B	22
5.1.2 Repayment of Tranche C	22

5.2 Voluntary prepayment	22

5.2.1 Prepayment option	22
5.2.2 Prepayment Fee	22
5.2.3 Prepayment mechanics	22

5.3 Compulsory prepayment	23

5.3.1 Cost Reduction	23
5.3.2 Change Events	23
5.3.3 Illegality	23
5.3.4 Disposals	23
5.3.5 Breach of pari passu	23

5.3.6 Prepayment Fee	23
5.3.7 Prepayment mechanics	23

5.4 General	24

Article 6	24

6.1 Day count convention	24

6.2 Time and place of payment	24

6.3 No set-off by the Borrower	24

6.4 Disruption to Payment Systems	24

6.5 Application of sums received	25

6.5.1 General	25
6.5.2 Partial payments	25
6.5.3 Allocation of sums related to Tranches	25

Article 7	25

Article 8	26

8.1 Taxes, duties and fees	26

8.2 Other charges	26

8.3 Increased costs, indemnity and set-off	26

Article 9	26

9.1 Right to demand repayment	26

9.2 Other rights at law	28

9.3 Prepayment Fee	28

9.4 Non-Waiver	28

Article 10	28

10.1 Governing Law	28

10.2 Jurisdiction	28

10.3 Agent of Service	28

10.4 Place of performance	28

10.5 Evidence of sums due	29

10.6 Entire Agreement	29

10.7 Invalidity	29

10.8 Amendments	29

10.9 Counterparts	29

10.10 Assignment and transfer by the Bank	29

Article 11	30

11.1 Notices	30

11.1.1 Form of notice	30
11.1.2 Addresses	31
11.1.3 Demand after notice to remedy	31

11.2 English language	31

11.3 Conclusion of this Contract (Vertragsschluss)	31

Schedule A	34

Investment Specification and Reporting	34

A.1 Technical Description	34

A.2 Information Duties	34

Schedule B	37

1. Definition of EURIBOR	37

Schedule C	39

2. Form of Disbursement Offer/Acceptance	39

Schedule D	41

3. Form of Drawdown Certificate	41

Schedule E	42

4. Form of Compliance Certificate	42

Schedule F	43

5. Initial Documentary Conditions Precedent	43

Schedule G	46

6. Representations and Warranties	46

1. Authorisations and Binding Obligations	46

2. No default or other adverse event	46

3. No proceedings	46

4. Horizon 2020 exclusion criteria	47

5. Security	47

6. Ranking	48

7. Anti-Corruption	48

8. Accounting and Tax	48

9. Information provided	48

10. No indebtedness	49

11. No Immunity	49

12. Pensions	49

Schedule H	50

7. General Undertakings	50

1. Use of Loan	50

2. Completion of Investment	50

3. Procurement procedure	50

4. Compliance with laws	50

5. Ranking	50

6. Environment	50

7. Integrity	51

8. Integrity Audit Rights	51

9. Disposal of assets	51

10. Maintenance of assets	52

11. Insurances	52

12. Change in business	52

13. Merger	52

14. Books and records	52

15. Ownership	53

16. Acquisitions	53

17. Indebtedness	54

18. Guarantees	54

19. Hedging	55

20. Restrictions on distributions	55

21. Restrictions on loans	56

22. Restrictions on payments in respect of intercompany loans	57

23. Intellectual Property Rights	57

24. Maintenance of Status	57

25. Negative pledge	57

26. Minimum Cash Balance	58

27. Other Undertakings	59

28. Data Protection	59

Schedule I	60

8. Information and Visits	60

1. Information concerning the Investment	60

2. Information concerning the Original Guarantor	61

3. Visits by the Bank	62

4. Disclosure and publication	62

5. Confidential information	62

Schedule J	63

1. Sample Calculation of Unpaid Profit Participation Payments Buy-Back	63

THIS CONTRACT IS MADE ON 19 OCTOBER 2020 BETWEEN:

The European Investment Bank having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg, represented by Donald Fitzpatrick and Thomas Lugez	(the "Bank")

and
Immunic AG, a public limited liability company (Aktiengesellschaft) incorporated in Germany, having its registered office at Lochhamer Schlag 21, 82166 Gräfelfing, Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under HRB 223333, represented by Dr. Daniel Vitt	(the "Borrower")

and

Immunic, Inc., a Delaware corporation, having its principal office at 1200 Avenue of the Americas, Suite 200, New York, NY 10036, USA, represented by Dr. Daniel Vitt	(the “Original Guarantor”)

WHEREAS:

(A)	The Borrower has stated that it is undertaking a research and development project to investigate their selective immune modulator (IMU-838) in SARS-CoV-2 in Germany as more particularly described in the technical description (the "Technical Description") set out in Schedule A (Investment Specification and Reporting) (the "Investment"). The total cost of the Investment, as estimated by the Bank, is EUR [***] ([***] euro).

(B)	The Bank, considering that the financing of the Investment falls within the scope of its functions, agreed to provide the Borrower with a credit in an amount of EUR 24,500,000 (twenty-four million five hundred thousand euro) under this Finance Contract (the "Contract") to finance the Investment; provided that the amount of the loan hereunder shall not, in any case, exceed 50% (fifty per cent.) of the cost of the Investment. The Parties being aware of the differences between a profit participation credit (partiarisches Darlehen) and a silent partnership (stille Gesellschaft), agree that the Bank will not participate in any loss of the Borrower or any other Group Company and that this Contract provides for a profit participation credit (partiarisches Darlehen), and have consciously decided to enter into this Contract.

(C)	The Credit falls under a joint initiative between the Bank and the European Commission, which is intended as a new Bank financing instrument, to finance inter alia research projects and research infrastructure under the Horizon 2020 framework programme of the European Union for Research and Technological Development (2014-2020) (the “Horizon 2020 Framework EU Programme”).

(D)	The statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union; and, accordingly, the terms and conditions of the Bank's loan operations must be consistent with relevant policies of the European Union.

(E)	The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances and has therefore established its transparency policy, the purpose of which is to enhance the accountability of the Bank’s group towards its stakeholders and the citizens of the European Union in general.

(F)	The processing of personal data shall be carried out by the Bank in accordance with applicable European Union legislation on the protection of individuals with regard to the processing of personal data by the European Union institutions and bodies and on the free movement of such data.

(G)	The Bank supports the implementation of international and EU standards in the field of anti-money laundering and countering the financing of terrorism and promotes tax good governance standards. It has established policies and procedures to avoid the risk of misuse of its funds for purposes which are illegal or abusive in relation to applicable laws. The Bank’s group statement on tax fraud, tax evasion, tax avoidance, aggressive tax planning, money laundering and financing of terrorism is available on the Bank’s website and offers further guidance to the Bank’s contracting counterparties.

(H)	Under current law, the Bank is exempted from withholding under FATCA pursuant to the intergovernmental agreement entered into between the Grand Duchy of Luxembourg and the US signed on 28 March 2014, ratified in Luxembourg on 25 July 2015 and in full force and effect from 29 July 2015, implementing the FATCA provisions of the US Hiring Incentives to Restore Employment Act of 2010.

It is hereby agreed as follows:

ARTICLE 1

Interpretation and definitions

1.1	Interpretation

In this Contract:

(a)	references to Articles, Recitals, Schedules and (sub-) Paragraphs are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and (sub-) paragraphs of schedules to, this Contract. All Recitals and Schedules form part of this Contract;

(b)	references to “law" or “laws” mean (a) any applicable law and any applicable treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which is binding or applicable case law, and (b) EU Law;

(c)	references to applicable law, applicable laws or applicable jurisdiction means (a) a law or jurisdiction applicable to the Borrower or any other Obligor (as the context requires), its rights and/or obligations (in each case arising out of or in connection with the Finance Documents), its capacity and/or assets and/or the Investment; and/or, as applicable, (b) a law or jurisdiction (including in each case the Bank’s Statute) applicable to the Bank, its rights, obligations, capacity and/or assets;

(d)	references to a provision of law are references to that provision as amended or re-enacted;

(e)	references to any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated;

(f)	words and expressions in plural shall include singular and vice versa;

(g)	a Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived; and

(h)	terms defined in the GDPR (as defined below), including the terms “data subject”, “personal data”, “processing”, have the same meanings when used in Paragraph 25 (Data Protection) of Schedule H (General Undertakings) of, this Contract.

Definitions

In this Contract:

"Accepted Tranche" means a Tranche in respect of a Disbursement Offer which has been duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline.

"acting in concert" means acting together pursuant to an agreement or understanding (whether formal or informal).

"Authorisation" means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Authorised Signatory" means a person authorised to sign individually or jointly (as the case may be) Disbursement Acceptances on behalf of the Borrower and named in the most recent List of Authorised Signatories and Accounts received by the Bank prior to the receipt of the relevant Disbursement Acceptance.

“Borrower’s Legal Adviser” means Dentons Europe LLP.

“Break Costs” means the amount (if any) by which:

(a)	the interest which the Bank should have received for the period from the date of receipt by the Borrower of all or any part of the Bank’s participation in a Loan or Unpaid Sum to the last day of the current interest period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid by the Borrower on the last day of that interest period;

exceeds:

(b)	the amount which the Bank would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current interest period, and if that amount is less than zero, the amount of Break Costs shall be deemed to be zero.

"Business Day" means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg and Munich, Germany.

“Cancellation Fee” has the meaning given to such term in the Finance Fee Letter.

"Change in the Beneficial Ownership" means a change in the ultimate ownership or control of the Borrower according to the definition of "beneficial owner" set out in article 3(6) of Directive 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, as amended, supplemented or restated.

"Change-of-Control Event" means:

(a)	any person (other than the Original Guarantor) or group of persons acting in concert gains Control of the Borrower or of any entity directly or ultimately Controlling the Borrower; or

(b)	the Original Guarantor ceases to (i) Control the Borrower or (ii) be the beneficial owner directly or indirectly through Controlled subsidiaries of a Controlling stake in the issued share capital of the Borrower; or

(c)	any of the Subsidiaries cease to be Controlled by the Borrower.

"Change-of-Law Event" means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Contract and which, in the reasonable opinion of the Bank, would materially impair an Obligor's ability to perform its obligations under the Finance Documents.

"Code" means the US Internal Revenue Code of 1986, as amended.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule E (Form of Compliance Certificate).

"Contract Number" shall mean the Bank generated number identifying this Contract and indicated on the cover page of this Contract after the letters "FI N°".

"Control" means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise and, for the avoidance of doubt, owning more than 50% (fifty per cent.) of the shares of an entity or, for the purposes of paragraph (b) of the Change-of-Control Event definition, 75% (seventy five per cent.) of the shares in the Borrower would constitute “Control” and "Controlling" and "Controlled" have the corresponding meanings.

"Credit" has the meaning given to it in Article 2.1 (Amount of Credit).

"Criminal Offence" means any of the following illegal activities or activities carried out for illegal purposes: tax crimes (as referred to in the directive (EU) 2015/849 of 20 May 2015), fraud, corruption, coercion, collusion, obstruction, money laundering, financing of terrorism or any illegal activity that may affect the financial interests of the EU, according to applicable laws.

"Default" means an Event of Default or any event or circumstance specified in Article 9 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under this Contract or any combination of any of the foregoing) be an Event of Default.

"Deferred Interest Rate" means [***]% ([***] hundred basis points) per annum for Tranche A and [***]% ([***] hundred basis points) per annum for Tranche B.

"Deferred Interest Rate Tranche" means a Tranche which is specified as a Deferred Interest Rate Tranche in the relevant Disbursement Offer.

"Disbursement Acceptance" means a copy of the Disbursement Offer duly countersigned by the Borrower.

"Disbursement Acceptance Deadline" means the date and time of expiry of a Disbursement Offer as specified therein.

"Disbursement Account" means, in respect of each Tranche, the bank account set out in the most recent List of Authorised Signatories and Accounts.

"Disbursement Date" means the date on which disbursement of a Tranche is made by the Bank.

"Disbursement Offer" means a letter substantially in the form set out in Schedule C (Form of Disbursement Offer/Acceptance).

"Dispute" has the meaning given to it in Article 10.2 (Jurisdiction).

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Contract; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Borrower, preventing that party from:

(i)	performing its payment obligations under this Contract; or

(ii)	communicating with other parties in accordance with the terms of this Contract,

and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.

"Drop Dead Fee" has the meaning given to such term in the Finance Fee Letter.

"EBITDA" means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)	before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any Group Company (calculated on a consolidated basis) in respect of that Relevant Period;

(b)	not including any accrued interest owing to any Group Company;

(c)	after adding back any amount attributable to the amortisation or depreciation of assets of members of the Group;

(d)	before taking into account any Exceptional Items;

(e)	after deducting the amount of any profit (or adding back the amount of any loss) of any Group Company which is attributable to minority interests;

(f)	plus or minus the Group's share of the profits or losses (after finance costs and tax) of entities which are not Group Companies;

(g)	before taking into account any unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis); and

(h)	before taking into account any gain arising from an upward revaluation of any other asset,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

"Environment" means the following, insofar as they affect human health or social well-being:

(a)	fauna and flora;

(b)	soil, water, air, climate and the landscape; and

(c)	cultural heritage and the built environment,

and includes, without limitation, occupational and community health and safety.

"Environmental Approval" means any Authorisation required by Environmental Law.

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

"Environmental Law" means EU Law including principles and standards, and national laws and regulations, of which a principal objective is the preservation, protection or improvement of the Environment.

"EU Directives" means the directives of the European Union.

"EU Law" means the acquis communautaire of the European Union as expressed through the Treaties of the European Union, the regulations, the EU Directives, delegated acts, implementing acts, and the case law of the Court of Justice of the European Union.

"EUR" or "euro" means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

"EURIBOR" has the meaning given to it in Schedule B (Definition of EURIBOR).

"Event of Default" means any of the circumstances, events or occurrences specified in Article 9 (Events of Default).

"Exceptional Items" means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment;

(c)	disposals of assets associated with discontinued operations; and

(d)	any other examples of “exceptional items” (as such term has the meaning attributed to it in IFRS).

“Expert Determination" has the meaning given to it in Article 4.3 (Profit Participation).

"FATCA" means:

(a)	Sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"Fee Letters" means the Finance Fee Letter and the Initial Fee Letter.

"Final Availability Date" means:

(a)	12 (twelve) months after the date of this Contract with reference to Tranche A and Tranche B; and

(b)	30 (thirty) months after the date of this Contract with reference to Tranche C.

"Finance Documents" means this Contract, any Guarantee Agreement, the Fee Letters, the MAR Side Letter and any other document designated a “Finance Document” by the Borrower and the Bank.

"Finance Lease" means any lease or hire purchase contract which would, in accordance with IFRS in force prior to 1 January 2019, be treated as a finance or capital lease.

"Finance Fee Letter" means the fee letter from the Bank to the Borrower, dated on or about the date hereof.

"Fixed Rate" means [***]% ([***] hundred basis points) per annum for Tranche C.

"Fixed Rate Tranche" means a Tranche which is specified as a Fixed Rate Tranche in the relevant Disbursement Offer.

"GAAP" means generally accepted accounting principles in the jurisdiction of incorporation of the respective Obligor, including IFRS.

"GDPR" means General Data Protection Regulation (EU) 2016/679.

"Germany" means the Federal Republic of Germany.

"Group" means the Group Companies, taken together as a whole.

"Group Company" means the Original Guarantor, the Borrower and each of its Subsidiaries (and together, the "Group Companies").

"Guarantee Agreement" means each guarantee and indemnity agreement in form and substance satisfactory to the Bank to be entered into by a Guarantor as guarantor and the Bank as beneficiary.

"Guarantor" means the Original Guarantor, Immunic Australia Pty Ltd. and each Material Subsidiary which enters into a Guarantee Agreement in accordance with sub-paragraph (b) of Paragraph 18 (Guarantees) of Schedule H (General Undertakings).

"Horizon 2020 Framework EU Programme" has the meaning given in Recital (C).

"Horizon 2020 Legal Basis" means the Regulation 1291/2013 of the European Parliament and of the Council of 11 December 2013 establishing Horizon 2020 and Council Decision of 3 December 2013 establishing the specific programme implementing Horizon 2020.

"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Immunic Australia Pty Ltd.” means Immunic Australia Pty Ltd. with registered office in Collingwood VIC 3066, registered in the Australian Securities & Investments Commission’s database under Australian Company Number (ACN) 623 108 225.

“Immunic Research GmbH” means Immunic Research GmbH with registered address at Weinbergweg 23, 06120 Halle (Saale), Germany and registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Stendal, Germany under registration number HRB 23860.

"Indebtedness" means any:

(a)	obligations for borrowed money;

(b)	indebtedness under any acceptance credit;

(c)	indebtedness under any bond, debenture, note or similar instrument;

(d)	instrument under any bill of exchange;

(e)	indebtedness in respect of any interest rate or currency swap or forward currency sale or purchase or other form of interest or currency hedging transaction (including without limit caps, collars and floors);

(f)	indebtedness under any Finance Lease;

(g)	indebtedness (actual or contingent) under any guarantee, bond security, indemnity or other agreement;

(h)	indebtedness (actual or contingent) under any instrument entered into for the purpose of raising finance;

(i)	indebtedness in respect of a liability to reimburse a purchaser of any receivables sold or discounted in the event that any amount of those receivables is not paid;

(j)	indebtedness arising under a securitisation; or

(k)	other transaction which has the commercial effect of borrowing.

"Initial Fee Letter" means the letter from the Bank to the Borrower dated 18 June 2020.

"InsO" means the German Insolvency Code (Insolvenzordnung).

"Intellectual Property Rights" means intellectual property rights (gewerbliche Schutzrechte; Immaterialgüterrechte) of every designation (including, without limitation, patents, utility patents, copyrights, design rights, trademarks, software, service marks and know how) whether capable of registration or not.

"Investment" has the meaning given to that term in Recital (A).

"Lead Organisation" means the European Union, the United Nations and international standard setting organisations including the International Monetary Fund, the Financial Stability Board, the Financial Action Task Force, the Organisation for Economic Cooperation and Development and the Global Forum on Transparency and Exchange of Information for Tax Purposes and any successor organisations.

"List of Authorised Signatories and Accounts" means a list, in form and substance satisfactory to the Bank, setting out: (i) the Authorised Signatories, accompanied by evidence of signing authority of the persons named on the list and specifying if they have individual or joint signing authority, (ii) the specimen signatures of such persons, and (iii) the bank account(s) to which disbursements may be made under this Contract (specified by IBAN code if the country is included in the IBAN Registry published by SWIFT, or in the appropriate account format in line with the local banking practice), BIC/SWIFT code of the bank and the name of the bank account(s) beneficiary.

"Loan" means the aggregate of the amounts disbursed from time to time by the Bank under this Contract.

"Loan Outstanding" means the aggregate of the amounts disbursed from time to time by the Bank under this Contract that remains outstanding.

"MAR Side Letter" means the side letter regarding the market abuse, dated on or about the date hereof and entered into between the Original Guarantor, the Borrower and the Bank.

"Market Capitalization" means the value of the Original Guarantor’s shares of common stock, calculated as the total number of shares of common stock multiplied with the price of one share of common stock on NASDAQ at the end of a trading day.

"Material Adverse Change" means, any event or change of condition, which, in the reasonable opinion of the Bank, has a material adverse effect on:

(a)	the ability of any Obligor to perform its respective obligations under the Finance Documents;

(b)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor or the Group as a whole; or

(c)	the legality, validity or enforceability of, or the effectiveness or ranking of, or the value of any Security granted to the Bank, or the rights or remedies of the Bank under the Finance Documents.

"Material Subsidiary" means any Subsidiary from time to time, whose gross revenues, total assets or EBITDA represents not less than 7.5% (seven point five per cent.) of (i) the consolidated gross revenues of the Group or, (ii) the Total Assets, or, (iii) as the case may be, the consolidated EBITDA of the Group, as calculated based on the then latest consolidated audited annual accounts of the Group.

"Maturity Date" means, for each Tranche, the last or sole Repayment Date of that Tranche as specified in the relevant Disbursement Offer, being not later than 5 (five) years from the Disbursement Date of the relevant Tranche. For the avoidance of doubt, each drawdown is treated separately for specifying the “Maturity Date”.

"Non-EIB Financing" includes any loan (save for the Loan and any other direct loans from the Bank to the Borrower (or any other Group Company) or the Guarantor), credit bond or other form of financial indebtedness or any obligation for the payment or repayment of money originally granted to the Borrower (or any other Group Company) or the Guarantor) for a term of more than 3 (three) years.

"Obligor" means the Borrower and each Guarantor.

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Payment Date" means the annual dates specified in the Disbursement Offer until and including the Maturity Date, save that, in case any such date is not a Relevant Business Day, it means for a Fixed Rate Tranche, the following Relevant Business Day, without adjustment to the interest due under Article 4.1 (Fixed Rate Tranches) except for those cases where a payment is made as a single instalment in accordance with Article 5.1.1 (Repayment of Tranche A and Tranche B), and to the final interest payment only, when it shall mean the preceding Relevant Business Day, with adjustment to the interest due under Article 4.1 (Fixed Rate Tranches).

"Permitted Acquisition" means an acquisition or investment a Group Company is permitted to make in accordance with Paragraph 16 (Acquisition) of Schedule H (General Undertakings).

"Permitted Disposal" means each disposal permitted in accordance with sub-paragraph (b) of Paragraph 9 (Disposal of assets) of Schedule H (General Undertakings).

"Permitted Guarantees" means each and every guarantee permitted in accordance with Paragraph 18 (Guarantees) of Schedule H (General Undertakings).

"Permitted Hedging" has the meaning given to such term in Paragraph 19 (Hedging) of Schedule H (General Undertakings).

"Permitted Indebtedness" means Indebtedness of the Borrower and/or any Group Company which is permitted in accordance with Paragraph 17 (Indebtedness) of Schedule H (General Undertakings).

"Permitted Merger" means any amalgamation, demerger, merger or corporate reconstruction which an Obligor or other Group Company is permitted to enter into in accordance with Paragraph 13 (Merger) of Schedule H (General Undertakings).

"Permitted Security" means Security of the Borrower and/or any Group Company which is permitted in accordance with sub-paragraph (c) of Paragraph 25 (Negative pledge) of Schedule H (General Undertakings).

"Prepayment Amount" means the amount of a Tranche to be prepaid by the Borrower in accordance with Articles 5.2 (Voluntary prepayment), 5.3 (Compulsory prepayment) or 9.1 (Right to demand repayment).

"Prepayment Date" means the date on which the Borrower proposes or is requested by the Bank, as applicable, to effect prepayment of a Prepayment Amount.

"Prepayment Event" means any of the events described in Article 5.3 (Compulsory prepayment).

"Prepayment Fee" means, in relation to a Prepayment Amount in respect of a Tranche, a fee as follows:

(a)	a fee of [***]% ([***] hundred basis points) of the Prepayment Amount if the Prepayment Date is after the relevant Disbursement Date but before or on the first anniversary of such Disbursement Date;

(b)	a fee of [***]% ([***] hundred basis points) of the Prepayment Amount if the Prepayment Date is after the first anniversary of such Disbursement Date but before or on the second anniversary of such Disbursement Date; and

(c)	a fee of [***]% ([***] hundred basis points) of the Prepayment Amount if the Prepayment Date is after the second anniversary of such Disbursement Date but before the Maturity Date,

with such fee being payable on the applicable Prepayment Date.

"Prepayment Notice" means a written notice from the Bank to the Borrower in accordance with Article 5.2.3 (Prepayment mechanics).

"Prepayment Request" means a written request from the Borrower to the Bank to prepay all or part of the Loan Outstanding, in accordance with Article 5.2.1 (Prepayment option).

"Profit Participation Payment Date" has the meaning given to it in Article 4.3 (Profit Participation).

"Profit Participation Payments" has the meaning given to it in Article 4.3 (Profit Participation).

"Profit Participation Period" has the meaning given to it in Article 4.3 (Profit Participation).

"Relevant Business Day" means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 (TARGET2) is open for the settlement of payments in EUR.

"Relevant Period" means each period of 12 (twelve) months ending on or about the last day of the financial year.

"Repayment Date" shall mean each or the sole Payment Date specified in the Disbursement Offer for the repayment of a Tranche in accordance with Article 5.1 (Normal repayment).

"Repeating Representations" means each of the representations set out in Schedule G (Representations and Warranties) other than those Paragraphs thereof which are identified with the words "(Non-repeating)" at the end of the Paragraphs.

"Security" means any mortgage, land charge (Grundschuld), pledge, lien, charge, assignment, security transfer (Sicherungsübereignung), retention of title arrangements, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Subsidiary" means an entity of which the Borrower has direct or indirect control or owns directly or indirectly more than 50% (fifty per cent) of the voting capital or similar right of ownership and 'control' for this purpose means the power to direct the management and the policies of the entity, whether through the ownership of voting capital, by contract or otherwise, including, for the avoidance of doubt, Immunic Research GmbH and Immunic Australia Pty Ltd.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Technical Description" has the meaning given to it in Recital (A).

"Total Assets" means the total consolidated assets of the Group, as shown in the Original Guarantor’s latest consolidated financial statements, as at the end of any Relevant Period.

"Tranche" means each disbursement made or to be made under this Contract consisting of Tranche A, Tranche B and Tranche C. In the event that no Disbursement Acceptance has been received, "Tranche" shall mean a Tranche as offered under Article 2.2.2 (Disbursement Offer).

"Tranche A" means the first Tranche in the amount set out in Paragraph (a) of Article 2.2.1 (Tranches), in relation to which Profit Participation Payments are granted to the Bank in accordance with Article 4.3 (Profit Participation) and a Deferred Interest Rate shall be paid in accordance with Article 4.2 (Deferred Interest).

"Tranche B" means the second Tranche in the amount set out in Paragraph (b) of Article 2.2.1 (Tranches), in relation to which Profit Participation Payments are granted to the Bank in accordance with Article 4.3 (Profit Participation) and a Deferred Interest Rate shall be paid in accordance with Article 4.2 (Deferred Interest).

"Tranche C" means the third Tranche in the amount set out in Paragraph (c) of Article 2.2.1 (Tranches), in relation to which Profit Participation Payments are granted to the Bank in accordance with Article 4.3 (Profit Participation) and a Fixed Rate shall be paid in accordance with Article 4.1 (Fixed Rate Tranches).

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US" means the United States of America.

"Voluntary Non EIB Prepayment" means a voluntary prepayment by any Group Company (for the avoidance of doubt, prepayment shall include a repurchase, redemption or cancellation where applicable) of a part or the whole of any Non-EIB Financing where:

(a)	such prepayment is not made within a revolving credit facility (save for the cancellation of a revolving credit facility); or

(b)	such prepayment is not made out of the proceeds of a loan or other indebtedness having a term at least equal to the unexpired term of the Non-EIB Financing prepaid.

"Whole EIB Investments" means the Loan and all Fixed Rates, Deferred Interest Rates, Prepayment Fees and Profit Participation Payments.

ARTICLE 2

Credit and Disbursements

2.1	Amount of Credit

By this Contract, the Bank establishes in favour of the Borrower, and the Borrower accepts, a credit in an amount of EUR 24,500,000 (twenty-four million five hundred thousand euro) for the financing of the Investment (the "Credit").

2.2	Disbursement procedure

2.2.1	Tranches

The Bank shall disburse the Credit in EUR in 3 (three) Tranches, as set out below:

(a)	Tranche A, in an amount of EUR 7,000,000 (seven million euro);

(b)	Tranche B, in an amount of EUR 9,500,000 (nine million five hundred thousand euro); and

(c)	Tranche C, in an amount of EUR 8,000,000 (eight million euro).

Each Tranche may only be disbursed in full and not in part.

2.2.2	Disbursement Offer

Upon request by the Borrower and subject to Article 2.5 (Conditions of Disbursement), provided that no event mentioned in paragraph (b) of Article 2.6 (Cancellation) has occurred and is continuing, the Bank shall, within 15 (fifteen) calendar days after of the Borrower’s request, send to the Borrower a Disbursement Offer for the disbursement of a Tranche. The latest time for receipt by the Borrower of a Disbursement Offer is 10 (ten) days before the Final Availability Date. The Disbursement Offer shall specify:

(a)	the amount of the Tranche;

(b)	the Disbursement Date, which shall be a Relevant Business Day, falling at least 10 (ten) days after the date of the Disbursement Offer and on or before the Final Availability Date;

(c)	the interest rate basis of the Tranche, namely:

(i)	that it is a Fixed Rate Tranche (in the case of Tranche C only);

(ii)	the Fixed Rate (in the case of Tranche C only);

(iii)	that it is a Deferred Interest Rate Tranche (in the case of Tranche A and Tranche B only);

(iv)	the Deferred Interest Rate applicable to such Tranche (in the case of Tranche A and Tranche B only); and

(v)	the Payment Dates and interest periods;

(d)	the terms and frequency for repayment of principal;

(e)	the first Repayment Date (in the case of Tranche C only) and the Maturity Date;

(f)	the Disbursement Acceptance Deadline; and

(g)	the relevant Profit Participation Payments.

2.2.3	Disbursement Acceptance

(a)	The Borrower may accept a Disbursement Offer by delivering a Disbursement Acceptance to the Bank no later than the Disbursement Acceptance Deadline. The Disbursement Acceptance shall be signed by an Authorised Signatory with individual representation rights or 2 (two) or more Authorised Signatories with joint representation right and shall specify the Disbursement Account to which disbursement of the Tranche should be made in accordance with Article 2.3 (Disbursement Account).

(b)	If a Disbursement Offer is duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline, and provided the conditions in Article 2.5.3 (All Tranches – Other Conditions) are met, the Bank shall make the Accepted Tranche available to the Borrower in accordance with the relevant Disbursement Offer and subject to the terms and conditions of this Contract.

(c)	The Borrower shall be deemed to have refused any Disbursement Offer which has not been duly accepted in accordance with its terms on or before the Disbursement Acceptance Deadline, in which case the relevant Tranche shall not be made available to the Borrower by the Bank, and the Credit shall not be affected.

2.3	Disbursement Account

(a)	Disbursement shall be made to the Disbursement Account specified in the relevant Disbursement Acceptance, provided that such Disbursement Account is acceptable to the Bank.

(b)	Only one Disbursement Account may be specified for each Tranche.

2.4	Currency of disbursement

The Bank shall disburse each Tranche in EUR.

2.5	Conditions of Disbursement

2.5.1	Initial Documentary Conditions Precedent

No Disbursement Offer will be provided by the Bank under this Contract unless the Bank has received all of the documents and other evidence listed in Schedule F (Initial Documentary Conditions Precedent) in form and substance satisfactory to it.

2.5.2	All Tranches - Documentary Conditions Precedent

No Disbursement Offer, including the first Disbursement Offer, will be provided by the Bank under this Contract unless the Bank has confirmed that it has received, in form and substance satisfactory to it, a certificate from the Borrower in the form of Schedule D (Form of Drawdown Certificate), signed by an Authorised Signatory and dated no earlier than the date falling 14 (fourteen) days before the Disbursement Date and a liquidity forecast (which can be provided in the form of the latest quarterly audited financial statements) in respect of the Borrower for the next 12 (twelve) months which confirms that the Borrower has sufficient liquidity to pay its debts as they fall due for at least 12 (twelve) months from the Disbursement Date, which may take into account the disbursement of the proposed Tranche.

2.5.3	All Tranches – Other Conditions

The Bank will only be obliged to make any Accepted Tranche available to the Borrower if on the Disbursement Date for the proposed Tranche:

(a)	the Repeating Representations are correct in all respects; and

(b)	no event or circumstance has occurred and is continuing which constitutes or would with the expiry of a grace period and/or the giving of notice under this Contract constitute:

(i)	an Event of Default; or

(ii)	a Prepayment Event other than pursuant to Article 5.3.1 (Cost Reduction),

or would, in each case, result from the disbursement of the proposed Tranche.

2.5.4	Tranche B – Additional Conditions Precedent

Without prejudice to the generality of Articles 2.5.1 (Initial Documentary Conditions Precedent) to 2.5.3 (All Tranches – Other Conditions), no Disbursement Offer will be provided by the Bank under this Contract in respect of Tranche B unless the Bank has confirmed that it has received in form and substance satisfactory to it evidence that [***].

2.5.5	Tranche C – Additional Conditions Precedent

Without prejudice to the generality of Articles 2.5.1 (Initial Documentary Conditions Precedent) to 2.5.3 (All Tranches – Other Conditions), no Disbursement Offer will be provided by the Bank under this Contract in respect of Tranche C unless the Bank has confirmed that it has received in form and substance satisfactory to it:

(a)	[***];

(b)	[***].

2.6	Cancellation

(a)	The Borrower may send a written notice to the Bank requesting the cancellation of the undisbursed portion of the Credit. The written notice:

(i)	must specify whether the Borrower would like to cancel the undisbursed portion of the Credit in whole or in part and, if in part, the amount of the Credit the Borrower would like to cancel; and

(ii)	must not relate to an Accepted Tranche which has a Disbursement Date falling within 5 (five) Business Days of the date of the written notice.

Upon receipt of such written notice, the Bank shall cancel the requested undisbursed portion of the Credit with immediate effect.

(b)	At any time upon the occurrence of any of the following events, the Bank may notify the Borrower in writing that the undisbursed portion of the Credit shall be cancelled in whole or in part:

(i)	a Prepayment Event, which for the avoidance of doubt and only in case of an event pursuant to Article 5.3.1 (Cost reduction), by an amount equal to the amount by which it is entitled to cancel the Credit;

(ii)	an Event of Default; or

(iii)	an event or circumstance which would with the passage of time or giving of notice under this Contract constitute a Prepayment Event other than pursuant to Article 5.3.1 (Cost reduction) or an Event of Default.

On the date of such written notification the relevant undisbursed portion of the Credit shall be cancelled with immediate effect.

2.7	Fee for cancellation of an Accepted Tranche

(a)	If pursuant to paragraph (a) of Article 2.6 (Cancellation) the Borrower cancels an Accepted Tranche, the Borrower shall pay to the Bank the Cancellation Fee.

(a)	If pursuant to paragraph (b) of Article 2.6 (Cancellation) the Bank cancels all or part of an Accepted Tranche, the Borrower shall pay to the Bank the Cancellation Fee.

(b)	If an Accepted Tranche is not disbursed on the Disbursement Date because the conditions precedent set out in Article 2.5.3 (All Tranches – Other Conditions) are not satisfied on such date, such Tranche shall be cancelled and the Borrower shall pay to the Bank the Cancellation Fee.

2.8	Cancellation after expiry of the Credit

On the day following the Final Availability Date, and unless otherwise specifically agreed to in writing by the Bank, any part of the Credit in respect of which no Disbursement Acceptance has been received in accordance with Article 2.2.2 (Disbursement Acceptance) shall be automatically cancelled, without any notice being served by the Bank to the Borrower.

2.9	Drop Dead Fee

(a)	The Borrower shall pay to the Bank the Drop Dead Fee should it become payable under the terms of the Finance Fee Letter.

(b)	For the avoidance of doubt, the Drop Dead Fee payable under this Article 2.9 (Drop Dead Fee) is independent of any other fees stipulated in this Contract or any other Finance Document.

2.10	Sums due under Article 2 (Credit and Disbursement)

Sums due under Article 2.6 (Cancellation) shall be payable in EUR. Sums due under Article 2.6 (Cancellation) shall be payable within 15 (fifteen) days of the Borrower's receipt of the Bank's demand or within any longer period specified in the Bank's demand.

ARTICLE 3

The Loan

3.1	Amount of Loan

The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under the Credit.

3.2	Currency of repayment, interest and other charges

(a)	Interest, Profit Participation Payments, repayments and other charges payable in respect of each Tranche shall be made by the Borrower in EUR.

(b)	Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.

ARTICLE 4

Interest

4.1	Fixed Rate Tranches

The Borrower shall pay interest on the outstanding balance of the Fixed Rate Tranche at the Fixed Rate annually in arrears on the relevant Payment Dates specified in the Disbursement Offer, and calculated on the basis of Article 6.1 (Day count convention). If the period from the Disbursement Date to the first Payment Date is 15 (fifteen) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.

4.2	Deferred Interest

If a Deferred Interest Rate is specified in the Disbursement Offer in relation to a Tranche, interest shall accrue on the outstanding balance of such Tranche at the Deferred Interest Rate, and calculated on the basis Article 6.1 (Day count convention), and such interest shall be due and payable on the Maturity Date of such Tranche or, where a Tranche is prepaid, on the Prepayment Date. For the avoidance of doubt, any such interest shall not be capitalised and shall not bear interest.

4.3	Profit Participation

(a)	In addition to the interest payable pursuant to Article 4.1 (Fixed Rate Tranches) and Article 4.2 (Deferred Interest) above and in consideration of the Bank making the Credit available to the Borrower in accordance with this Contract, the Borrower hereby grants and reserves for the benefit of the Bank, a participation in the Group’s consolidated annual turnover for the period starting with the financial year 2021 until and including the financial year 2030 (i.e., a period 10 years, from 1 January 2021 until 31 December 2030) (the "Profit Participation Period") equal to ‘A’, multiplied by the sum of:

(i)	[***]% of the annual Group’s consolidated annual turnover below EUR [***] ("Profit Participation Rate I");

(ii)	[***]% of the annual Group’s consolidated annual turnover between EUR [***] and EUR [***] ("Profit Participation Rate II"); and

(iii)	[***]% of the annual Group’s consolidated annual turnover exceeding EUR [***] ("Profit Participation Rate III"),

where ‘A’ is equal to:

(i)       in case only Tranche A has been fully disbursed: [***]%

(ii)       in case Tranches A and B have been fully disbursed: [***]%; and

(iii)       in case Tranches A, B and C have been fully disbursed: [***]%;

in each case pro rata according to the actual amounts disbursed under the relevant Tranches (together the "Profit Participation Payments"), and the Borrower hereby undertakes to pay the respective Profit Participation Payments to the Bank subject to the terms of this Contract.

The total amount of the Profit Participation Payments over the entire Profit Participation Period is capped at EUR 30,000,000, to be adjusted pro rata to the amount of the actually disbursed Tranches.

(b)	For the avoidance of doubt and by way of distinction from a silent partnership (stille Beteiligung), the Bank does not participate in any loss of the Borrower or any other Group Company.

(c)	The obligation of the Borrower to pay the Profit Participation Payments will apply after Tranche A has been fully disbursed, in each case pro rata according to the actual amounts disbursed under the relevant Tranches.

(d)	Each Profit Participation Payment shall become due and payable on the 30th of June of each following year (each a "Profit Participation Payment Date"), starting with the 30 June 2022 for the financial year 2021. For the avoidance of doubt, the further Profit Participation Payments shall become due and payable on 30 June 2023 for the financial year 2022, 30 June 2024 for the financial year 2023, on 30 June 2025 for the financial year 2024, on 30 June 2026 for the financial year 2025, on 30 June 2027 for the financial year 2026, on 30 June 2028 for the financial year 2027, on 30 June 2029 for the financial year 2028, on 30 June 2030 for the financial year 2029 and on 30 June 2031 for the financial year 2030.

(e)	In case of any Prepayment Request made by the Borrower in accordance with Article 5.2.1(a), the Borrower shall have the right (but not the obligation) to buy back unpaid Profit Participation Payments at any time with at least 30 (thirty) calendar days prior notice, in full or partially (at least 50%) with a cash payment equal to the higher of:

(i)	net present value of all unpaid Profit Participation Payments, as determined by an independent expert jointly appointed by the Borrower and the Bank (the "Expert Determination");

(ii)	an amount which corresponds to a [***]% ([***] per cent.) annual internal rate of return on the Whole EIB Investments, discounted by the Fixed Rates, Deferred Interest Rates, Prepayment Fees and Profit Participation Payments already paid; a sample calculation hereof is attached as Schedule J (Sample Calculation of Profit Participation Payments Buy-Back); or

(iii)	an amount which corresponds to an annual cash-on-cash return/multiple on the Whole EIB Investments of [***]x, discounted by the Fixed Rates, Deferred Interest Rates, Prepayment Fees and Profit Participation Payments already paid; a sample calculation hereof is attached as Schedule J (Sample Calculation of Profit Participation Payments Buy-Back).

For the avoidance of doubt, if the Borrower buys back the unpaid Profit Participation Payments only in part, the cash payment shall be reduced correspondingly. The cash payments due under this paragraph (e) of Article 4.3 only, being the Profit Participation Payment amount payable under sub-paragraphs (i), (ii) or (iii), shall not exceed EUR [***] (euro [***]) at any time, to be adjusted pro rata to the amount of the actually disbursed Tranches.

(f)	If the Bank and the Borrower have not appointed an independent expert within 45 (forty-five) calendar days of any such request, the independent expert shall be appointed by the President of the Chamber of Industry and Commerce Munich (Industrie- und Handelskammer für München und Oberbayern) upon application by either the Bank or the Borrower. The costs related to the Expert's Determination shall be borne by the Borrower and the Expert's Determination shall, in the absence of manifest error, be conclusive and binding on all Parties to this Contract as to the matters to which it relates. The Borrower shall, within 30 (thirty) Business Days of delivery of the Expert's Determination and upon the Bank's demand, pay to the Bank the amount determined by the Expert Determination.

4.4	Interest on overdue sums

(a)	Without prejudice to Article 9 (Events of Default) and by way of exception to Article 4.1 (Fixed Rate Tranches) and Article 4.2 (Deferred Interest), if the Borrower fails to pay any amount payable by it under the Contract (other than any interest amount) on its due date, interest shall accrue on any such overdue amount from the due date to the date of actual payment at an annual rate equal to:

(i)	for overdue sums related to Fixed Rate and Deferred Interest Rate Tranches, the higher of (a) the applicable Fixed Rate and Deferred Interest Rate plus [***]% ([***] basis points) or (b) EURIBOR plus [***]% ([***] basis points); and

(ii)	for overdue sums other than under paragraph (a) of Article 4.4 (Interest on overdue sums) above, EURIBOR plus [***]% ([***] basis points),

and shall be payable in accordance with the demand of the Bank.

(b)	If an Obligor fails to pay any interest payable by it under any Finance Document on its due date, lump sum damages (pauschalierter Schadensersatz) shall accrue from the due date up to the date of actual payment at an annual rate equal to the higher of (i) the applicable Fixed Rate and/or Deferred Interest Fixed Rate plus [***]% ([***] basis points) or (ii) EURIBOR plus [***]% ([***] basis points), provided that the relevant Obligor shall have the right to prove that no damages have arisen, or that damages have not arisen in the asserted amount. The amount determined in accordance with this paragraph (b) of Article 4.4 shall be payable to the Bank within 10 (ten) Business Days.

(c)	For the purpose of determining EURIBOR in relation to this Article 4.4 (Interest on overdue sums), the relevant periods within the meaning of Schedule B (Definition of EURIBOR) shall be successive periods of one month commencing on the due date.

(d)	If the overdue sum is in a currency other than the currency of the Loan, the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus [***]% ([***] basis points) shall apply, calculated in accordance with the market practice for such rate.

ARTICLE 5

Repayment

5.1	Normal repayment

5.1.1	Repayment of Tranche A and Tranche B

The Borrower shall repay Tranche A and Tranche B, together with all other amounts outstanding under this Contract in relation to that Tranche, in a single instalment on the Maturity Date of that Tranche.

5.1.2	Repayment of Tranche C

The Borrower shall repay Tranche C by equal annual instalments of principal together with all other amounts outstanding under this Contract in relation to that Tranche C on the Repayment Dates specified in the relevant Disbursement Offer.

The first Repayment Date of Tranche C shall fall not later than the first Repayment Date immediately following the first anniversary of the Disbursement Date of such Tranche C.

The last Repayment Date of Tranche C shall fall not later than 5 (five) years from the Disbursement Date of Tranche C.

5.2	Voluntary prepayment

5.2.1	Prepayment option

(a)	Subject to Articles 5.2.2 (Prepayment Fee) and 5.4 (General), the Borrower may prepay all or part of any Tranche, together with accrued interest (including any interest under Article 4.2 (Deferred Interest)), any Profit Participation Payments as specified under Article 4.3 (Profit Participation), any Prepayment Fee and indemnities if any, upon giving a Prepayment Request with at least 30 (thirty) calendar days’ prior notice specifying:

(i)	the Prepayment Amount;

(ii)	the Prepayment Date;

(iii)	if applicable, the choice of application method of the Prepayment Amount in line with sub-paragraph (a)(i) of Article 6.5.3 (Allocation of sums related to Tranches); and

(iv)	the Contract Number.

(b)	The Prepayment Request shall be irrevocable.

(c)	For the avoidance of doubt, a partial or total voluntary prepayment shall not have any effect on the Profit Participation Payments during their applicable period.

5.2.2	Prepayment Fee

If the Borrower prepays a Tranche, the Borrower shall pay the relevant Prepayment Fee on the Prepayment Date.

5.2.3	Prepayment mechanics

(a)	Upon presentation by the Borrower to the Bank of a Prepayment Request, the Bank shall issue a Prepayment Notice to the Borrower, not later than 15 (fifteen) days prior to the Prepayment Date. The Prepayment Notice shall specify the Prepayment Amount, the accrued interest due thereon, the Profit Participation Payment, the Prepayment Fee and the method of application the Prepayment Amount in relation to Tranche C. If the Prepayment Notice specifies a Prepayment Fee, it shall also specify the deadline by which the Borrower may accept the Prepayment Notice, and the Borrower must accept the Prepayment Notice no later than such deadline as a condition to prepayment.

(b)	The Borrower shall make a prepayment in accordance with the Prepayment Notice and shall accompany the prepayment by the payment of accrued interest (including any interest under Article 4.2 (Deferred Interest), the Profit Participation Payment and Prepayment Fee or indemnity, if any, due on the Prepayment Amount, as specified in the Prepayment Notice, and shall identify the Contract Number in the prepayment transfer (Verwendungszweck).

5.3	Compulsory prepayment

5.3.1	Cost Reduction

If the total cost of the Investment at completion by the final date specified in the Technical Description falls below the figure stated in Recital (A) so that the amount of the Credit exceeds 50% (fifty per cent.) of such total cost, the Bank may forthwith, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding up to the amount by which the Credit exceeds 50% (fifty per cent.) of the total cost of the Investment.

5.3.2	Change Events

The Borrower shall promptly inform the Bank if:

(a)	a Change-of-Control Event has occurred or is likely to occur in respect of itself or a Guarantor; or

(b)	a Change-of-Law Event occurs or is likely to occur;

In any such case, or if the Bank has reasonable cause to believe that a Change-of-Control Event or a Change-of-Law Event has occurred or is likely to occur, the Borrower shall, on request of the Bank, consult with the Bank as to the impact of such event. If 30 (thirty) days have passed since the date of such request and the Bank is of the reasonable opinion that the effects of such event cannot be mitigated to its satisfaction, or in any event and a Change-of-Control Event or a Change-of-Law Event has actually occurred, the Bank may by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, together with accrued interest, Break Costs (if any) and all other amounts accrued or outstanding under this Contract.

5.3.3	Illegality

If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated in this Contract or to fund or maintain the Loan, the Bank shall promptly notify the Borrower and may immediately cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract.

5.3.4	Disposals

If the Borrower disposes of assets forming part of the Investment or shares in subsidiaries holding assets forming part of the Investment, without this being a Permitted Disposal, the Borrower shall apply all proceeds of such disposal to prepay the Loan Outstanding (in part or in whole), together with accrued interest, Break Costs (if any) and all other amounts accrued or outstanding under this Contract and the other Finance Documents, promptly following receipt of such proceeds in accordance with sub-paragraph (b) of Paragraph 9 (Disposal of assets) of Schedule H (General Undertakings).

5.3.5	Breach of pari passu

If the payment obligations under this Contract rank less than pari passu in right of payment with any other present or future unsecured and unsubordinated obligations under any of the Non-EIB Financings except for obligations mandatorily preferred by law applying to companies generally, the Borrower shall promptly notify the Bank and the Bank may immediately cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, together with accrued interest, Break Costs (if any) and all other amounts accrued or outstanding under this Contract.

5.3.6	Prepayment Fee

In the case of a Prepayment Event in relation to a Tranche, the Borrower shall pay the relevant Prepayment Fee. For the avoidance of doubt, compulsory prepayment shall not have any effect on the Profit Participation Payments during their applicable period.

5.3.7	Prepayment mechanics

Any sum demanded by the Bank pursuant to Articles 5.3.1 (Cost Reduction) to 5.3.3 (Illegality) shall be paid on the date indicated by the Bank in its notice of demand, such date being a date falling not less than 30 (thirty) days from the date of the demand (or, if earlier, the last day of any applicable grace period permitted by law in respect of the event in Article 5.3.3 (Illegality)).

5.4	General

(a)	A repaid or prepaid amount may not be reborrowed.

(b)	If the Borrower prepays a Tranche on a date other than a relevant Payment Date, or if the Bank exceptionally accepts, solely upon the Bank’s discretion, a Prepayment Request with prior notice of less than 30 (thirty) calendar days, the Borrower shall pay to the Bank a fee in such an amount as the Bank shall notify to the Borrower.

ARTICLE 6

Payments

6.1	Day count convention

Any amount due under this Contract and calculated in respect of a fraction of a year shall be determined based on a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days.

6.2	Time and place of payment

(a)	If neither this Contract nor the Bank's demand specifies a due date, all sums other than sums of interest, indemnity and principal are payable within 15 (fifteen) days of the Borrower's receipt of the Bank's demand.

(b)	Each sum payable by the Borrower under this Contract shall be paid to the following account:

Bank:	European Investment Bank
City:	Luxembourg
Account number:	[***]
SWIFT Code/BIC:	BEILLULLXXX
Remark:	/RT or direct via TARGET2 (DVT),

or such other account notified by the Bank to the Borrower.

(c)	The Borrower shall provide the Contract Number as a reference for each payment made under this Contract.

(d)	Any disbursements by and payments to the Bank under this Contract shall be made using account(s) acceptable to the Bank. Any account in the name of the Borrower held with a duly authorised financial institution in the jurisdiction where the Borrower is incorporated or where the Investment is undertaken is deemed acceptable to the Bank.

6.3	No set-off by the Borrower

All payments to be made by the Borrower under this Contract shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim, unless the counterclaim is undisputed (unbestritten) or has been confirmed in a final non-appealable judgement (rechtskräftig festgestellt).

6.4	Disruption to Payment Systems

If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:

(a)	the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Contract as the Bank may deem necessary in the circumstances;

(b)	the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) of Article 6.4 (Disruption to Payment Systems) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

(c)	the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 6.4 (Disruption to Payment Systems).

6.5	Application of sums received

6.5.1	General

Sums received from the Borrower shall only discharge its payment obligations if and when received in accordance with the terms of this Contract.

6.5.2	Partial payments

If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Contract, the Bank shall apply that payment in or towards payment of:

(a)	first, any unpaid fees, costs, indemnities and expenses due under this Contract;

(b)	secondly, any accrued interest due but unpaid under this Contract;

(c)	thirdly, any principal due but unpaid under this Contract;

(d)	fourthly, any Profit Participation Payments due but unpaid under this Contract; and

(e)	fifthly, any other sum due but unpaid under this Contract.

6.5.3	Allocation of sums related to Tranches

(a)	In case of:

(i)	a partial voluntary prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied pro rata to each outstanding instalment, or, at the request of the Borrower, in inverse order of maturity,

(ii)	a partial compulsory prepayment of a Tranche that is subject to a repayment in several instalments, the amount prepaid shall be applied in reduction of the outstanding instalments in inverse order of maturity.

(b)	Sums received by the Bank following a demand under Article 9.1 (Right to demand repayment) and applied to a Tranche, shall reduce the outstanding instalments in inverse order of maturity. The Bank may apply sums received between Tranches at its discretion.

(c)	In case of receipt of sums which cannot be identified as applicable to a specific Tranche, and on which there is no agreement between the Bank and the Borrower on their application, the Bank may apply these between Tranches at its discretion.

ARTICLE 7

Borrower undertakings and representations

(a)	The Borrower and the Original Guarantor each make the representations and warranties set out in Schedule G (Representations and Warranties) to the Bank on the date of this Contract in respect of itself.

(b)	The Repeating Representations are deemed to be made by each of the Borrower and the Original Guarantor on the date of each Disbursement Acceptance, each Disbursement Date and each Payment Date by reference to the facts and circumstances then existing.

(c)	The undertakings in Schedule H (General Undertakings) and Schedule I (Information and Visits) remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is available.

ARTICLE 8

Charges and expenses

8.1	Taxes, duties and fees

(a)	The Borrower shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including any stamp duty and registration fees, arising out of the execution or implementation or amendment of each Finance Document or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.

(b)	The Borrower shall pay all principal, interest, Profit Participation Payments, indemnities and other amounts due under this Contract gross without any withholding or deduction of any national or local impositions whatsoever, provided that if the Borrower is required by law or an agreement with a governmental authority or otherwise to make any such withholding or deduction, it will gross up the payment to the Bank so that after withholding or deduction, the net amount received by the Bank is equivalent to the sum due.

(c)	If requested by the Borrower, the Bank shall provide the Borrower with a completed US Internal Revenue Service Form W-8BEN-E.

8.2	Other charges

The Borrower shall bear all duly documented charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement and termination of the Finance Documents (including, but not limited to, any Guarantee Agreement entered into pursuant to Paragraph 18 (Guarantees) of Schedule H (General Undertakings)) or any related document, any amendment, supplement or waiver in respect of the Finance Documents or any related document, and in the amendment, creation, management, enforcement and realisation of any security for the Loan.

8.3	Increased costs, indemnity and set-off

(a)	The Borrower shall pay to the Bank any duly documented costs or expenses incurred or suffered by the Bank as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation which occurs after the date of this Contract, in accordance with or as a result of which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract, or (ii) any amount owed to the Bank under this Contract or the financial income resulting from the granting of the Credit or the Loan by the Bank to the Borrower is reduced or eliminated.

(b)	Without prejudice to any other rights of the Bank under this Contract or under any applicable law, the Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any full or partial discharge that takes place in a manner other than as expressly set out in this Contract.

(c)	The Bank may set off any matured obligation due from the Borrower under each Finance Document (to the extent owned by the Bank) against any matured obligation owed by the Bank to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

ARTICLE 9

Events of Default

9.1	Right to demand repayment

The Bank may demand (in writing) without prior notice or any judicial or extra judicial step immediate repayment by the Borrower of all or part of the Loan Outstanding (as requested by the Bank), together with accrued interest, any Profit Participation Payment, any Prepayment Fee, Break Costs (if any) and all other accrued or outstanding amounts under this Contract, if:

(a)	any amount payable pursuant to any Finance Document is not paid on the due date at the place and in the currency in which it is expressed to be payable, unless (i) its failure to pay is caused by an administrative or technical error or a Disruption Event and (ii) payment is made within 3 (three) Business Days of its due date;

(b)	any information or document given to the Bank by or on behalf of any Obligor or any representation, warranty or statement made or deemed to be made by any Obligor in any Finance Document, pursuant to any Finance Document or for the purposes of entering into any Finance Document is or proves to have been incorrect, incomplete or misleading in any material respect;

(c)	following any default of any Obligor in relation to any loan, or any obligation arising out of any financial transaction, other than the Loan,

(i)	such Obligor is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity such other loan or obligation; and

(ii)	any financial commitment for such other loan or obligation is cancelled or suspended;

provided such default relates to an amount of not less than EUR 50,000 (fifty thousand Euros).

(d)	any Obligor is unable to pay its debts as they fall due, or suspends its debts, or makes or seeks to make a composition with its creditors including a moratorium, or commences negotiations with one or more of its creditors with a view to rescheduling any of its financial indebtedness;

(e)	any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or an order is made or an effective resolution is passed for the winding-up of any Obligor, or if any Obligor takes steps towards a substantial reduction in its capital without the consent of the Bank, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities or any situation similar to any of the above occurs under any applicable law, provided that any petitions or applications of third parties for such procedures or steps which are frivolous or vexatious and are discharged, stayed or dismissed within 30 (thirty) days shall be disregarded;

(f)	any Obligor incorporated in Germany is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of Section 17 German Insolvency Code (Insolvenzordnung) or is over-indebted (überschuldet) within the meaning of Section 19 German Insolvency Code (Insolvenzordnung);

(g)	an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of any Obligor or any property forming part of the Investment;

(h)	any Obligor defaults in the performance of any obligation in respect of any other loan granted by the Bank or financial instrument entered into with the Bank and has not remedied such default in the applicable grace periods (if any);

(i)	any Obligor defaults in the performance of any obligation in respect of any other loan made to it from the resources of the Bank or the European Union and has not remedied such default in the applicable grace periods (if any);

(j)	any distress, execution, sequestration or other process is levied or enforced upon the property of any Obligor or any property forming part of the Investment and is not discharged or stayed within 30 (thirty) days;

(k)	a Material Adverse Change occurs, as compared with the position at the date of this Contract;

(l)	a Change-of-Control Event and/or a Change-of-Law Event;

(m)	it is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents, or the Finance Documents are not effective in accordance with its terms or is alleged by any Obligor to be ineffective in accordance with its terms; or

(n)	any Obligor fails to comply with any other provision under the Finance Documents (including, without limitation, each of the undertakings in Schedule H (General Undertakings) and Schedule I (Information and Visits)), unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within 20 (twenty) Business Days from the earlier of the Borrower becoming aware of the non-compliance and a notice served by the Bank on the Borrower.

9.2	Other rights at law

Article 9.1 (Right to demand repayment) shall not restrict any other right of the Bank at law to require prepayment of the Loan Outstanding.

9.3	Prepayment Fee

In case of demand under Article 9.1 (Right to demand repayment), the Borrower shall pay the Bank the amount demanded together with the relevant Prepayment Fee.

9.4	Non-Waiver

No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE 10

Law and jurisdiction, miscellaneous

10.1	Governing Law

This Contract and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with German law.

10.2	Jurisdiction

(a)	The courts of Munich, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Contract (including a dispute regarding the existence, validity or termination of this Contract or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Contract (a "Dispute").

(b)	The parties hereto agree that the courts of Munich, Germany are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

(c)	Notwithstanding paragraph (a) and (b) above, the Bank shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

10.3	Agent of Service

Without prejudice to any other mode of service allowed under any relevant law, the Original Guarantor hereby irrevocably appoints the Borrower as its agent of service (Zustellungsbevollmächtigten) for the purposes of accepting service on its behalf of any writ, notice, order, judgement or other legal process. The Borrower by its execution of this Contract, accepts the appointment. The Original Guarantor agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

10.4	Place of performance

Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Contract shall be the seat of the Bank.

10.5	Evidence of sums due

In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall, in the absence of manifest error, be prima facie evidence of such amount or rate.

10.6	Entire Agreement

This Contract constitutes the entire agreement between the Bank and the Borrower in relation to the provision of the Credit hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

10.7	Invalidity

If at any time any provision of this Contract is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Contract or the effectiveness in any other respect of this Contract in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other provision of this Contract or the effectiveness of this Contract under the laws of such other jurisdictions.

(c)	The invalid or unenforceable provision will be replaced by that provision which best meets the intent of the replaced provision. This applies analogously with respect to anything which is accidentally not regulated in this Agreement (Vertragslücke).

10.8	Amendments

Any amendment to this Contract, including this Article 10.8, shall be made in writing and shall be signed by the parties hereto.

10.9	Counterparts

This Contract may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

10.10	Assignment and transfer by the Bank

(a)	Subject to sub-paragraph (b) of this Article 10.10 (Assignment and transfer by the Bank), the consent of the Borrower is required for an assignment or transfer (by way of transfer of contract (Vertragsübernahme), sub-participation or otherwise) by the Bank of all or part of its rights, benefits or obligations under the Finance Documents, unless the assignment or transfer:

(i)	is to a Bank Affiliate (as defined below); or

(ii)	is made at a time when an Event of Default has occurred and is continuing; or

(iii)	is made in respect of a sub-participation or securitisation (or similar transaction of broadly equivalent economic effect) where the Bank remains the lender of record of the Loan.

(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent (10) ten Business Days after the Bank has requested it unless consent is expressly refused by the Borrower within that time.

(c)	The Bank shall have the right to disclose all information relating to or concerning the Borrower, the Group, the Finance Documents and the Loan in connection with or in contemplation of any such assignment or transfer.

For the purpose of this Article 10.10 (Assignment and transfer by the Bank):

(a)	“Affiliate” means any entity directly or indirectly Controlling, Controlled by or under common Control with the Bank.

(b)	“Bank Affiliate” means an Affiliate of the Bank and any other entity or platform initiated, managed or advised by the Bank.

(c)	“Control” means with respect to a given entity, the power to:

(i)	cast, or control the casting of, votes corresponding to more than 50% of the issued voting share capital of that entity; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(iii)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of such entity are obliged to comply, and

“Controlling” and “Controlled” have corresponding meanings.

ARTICLE 11

Final Articles

11.1	Notices

11.1.1	Form of notice

(d)	Any notice or other communication given under this Contract must be in writing and, unless otherwise stated, may be made by letter and electronic mail.

(e)	Notices and other communications for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other party hereto:

(i)	on the date of delivery in relation to a hand-delivered or registered letter;

(ii)	in the case of any electronic mail sent by the Borrower to the Bank, only when actually received in readable form and only if it is addressed in such a manner as the Bank shall specify for this purpose, or

(iii)	in the case of any electronic mail sent by the Bank to the Borrower, when the electronic mail is sent.

(f)	Any notice provided by the Borrower to the Bank by electronic mail shall:

(i)	mention the Contract Number in the subject line; and

(ii)	be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the parties hereto) of the notice signed by one or more Authorised Signatories of the Borrower as appropriate, attached to the electronic mail.

(g)	Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.

(h)	Without affecting the validity of electronic mail or communication made in accordance with this Article 11.1 (Notices), the following notices, communications and documents shall also be sent by registered letter to the relevant party hereto at the latest on the immediately following Business Day:

(i)	Disbursement Acceptance;

(ii)	any notices and communication in respect of the cancellation of a disbursement of any Tranche, Prepayment Request, Prepayment Notice, Event of Default, any demand for prepayment, and

(iii)	any other notice, communication or document required by the Bank.

(i)	The parties hereto agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand.

(j)	Any communication or document made or delivered to the Borrower in accordance with this Article 11.1 (Notices) will be deemed to have been made or delivered to each of the Obligors or any other member of the Group party to a Finance Document. Each Obligor incorporated in Germany, for this purpose, appoints the Borrower as its receipt agent (Empfangsboten).

11.1.2	Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each party hereto for any communication to be made or document to be delivered under or in connection with this Contract is:

For the Bank	Attention: OPS/ENPST/3-GC&IF 100 boulevard Konrad Adenauer L-2950 Luxembourg Email address: [***]

For the Borrower	Attention: Finance Department Lochhamer Schlag 21, 82166 Gräfelfing, Germany Email address: [***]

For the Original Guarantor	Attention: Finance Department 1200 Avenue of the Americas, Suite 200, New York, NY 10036, United States Email address: [***]

11.1.3	Demand after notice to remedy

The Bank and the Obligors shall promptly notify the other parties in writing of any change in their respective communication details.

11.2	English language

(a)	Any notice or communication given under or in connection with this Contract must be in English.

(b)	All other documents provided under or in connection with this Contract must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Bank, accompanied by a certified English translation and, in this case, the English translation will prevail.

11.3	Conclusion of this Contract (Vertragsschluss)

(a)	The parties to this Contract may choose to conclude this Contract by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of electronic photocopy.

(b)	If the parties to this Contract choose to conclude this Contract pursuant to paragraph (a) above, they will transmit the signed signature page(s) of this Contract to Dr Tobias Wintermantel and Tom Haeseler of Allen & Overy LLP, Frankfurt at tobias.wintermantel@allenovery.com and tom.haeseler@allenovery.com (each a "Recipient"). The Contract will be considered concluded once a Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all Parties (whether electronic photocopy or other means of telecommunication and at the time of the receipt of the last outstanding signature page(s) by such one Recipient).

(c)	For the purposes of this Article 11.3 only, the parties to this Contract appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all parties to this Contract. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

(d)	For the purposes of proof and confirmation, each party to this Contract has to provide the Recipients with original signature page(s) promptly after signing this Contract in accordance with this Article 11.3. The Bank may demand that the Borrower subsequently sign one or more copies of this Contract.

The parties hereto have executed this Contract in four originals in the English language.

At Luxembourg and Munich, this 19 October 2020

/s/ Donald Fitzpatrick
Signed for and on behalf of EUROPEAN INVESTMENT BANK
/s/ Daniel Vitt Signed for and on behalf of IMMUNIC AG /s/ Daniel Vitt
Signed for and on behalf of IMMUNIC, INC.

Schedule A

Investment Specification and Reporting

A.1 Technical Description

Purpose, Location

The project finances the Borrower’s research and development (R&D) activities for their medicinal product IMU-838 in the treatment of COVID-19 patients infected by SARS-CoV-2. The project will be implemented and managed from Gräfelfing, Germany.

Description

The scope of the project is to support the clinical development of IMU-838 in SARS-CoV-2. The investments predominantly cover R&D costs including the conduct of clinical trials, the necessary activities to enable technical transfer and manufacturing scale-up, regulatory, intellectual property, pharmacovigilance and market access expenses.

Calendar

The project will be implemented from 2020-2021. The estimated project costs are EUR [***]

A.2 Information Duties

1.	Dispatch of information: designation of the person responsible

The information below has to be sent to the Bank under the responsibility of:

Financial and Technical Contact
Company	Immunic AG
Contact person	Roman Austermayer
Title	Head of Finance
Address	Lochhamer Schlag 21, 82166 Gräfelfing, Germany
Phone	[***]
Email	[***]

The above-mentioned contact person is the responsible contact at time of signature of this Contract. The Borrower shall inform the EIB without undue delay in case of any change.

2.	Information on the project’s implementation

The Borrower shall deliver to the Bank the following information on project progress during implementation at the latest by the deadline indicated below.

Document / information	Deadline	Frequency of reporting

Project Progress Report

-      A brief update on the technical description, explaining the reasons for significant changes vs. initial scope;

-      Update on the date of completion of each of the project’s main components, explaining reasons for any possible delay;

-      Update on the overall company and any technical developments;

-      Update on any recent partnerships or licencing deals;

-      Update on the cost of the project, explaining reasons for any possible cost increases / decreases vs. initial budgeted cost;

-      Update on any major changes in the R&D organisation with impact on the project’s completion;

-      Any significant issue that has occurred and any significant (for example market, technical, financial etc.) risk that may affect the project’s operation;

-      A description of any major issue with impact on the environment;

-      Any legal action concerning the project that may be ongoing.

	31/10/2020 30/04/2021 31/10/2021	Bi-annual

3.	Information on the end of works and first year of operation

The Borrower shall deliver to the Bank the following information on project completion and initial operation at the latest by the deadline indicated below.

Document / information	Date of delivery to the Bank

Project Completion Report, including:

-      A final technical description of the project as completed, explaining the reasons for significant changes vs. initial scope;

-      Update on the overall company and any technical developments update;

-      The final cost of the project, explaining reasons for any possible cost increase / decrease vs. initial budgeted cost (see table below);

-      Employment effects of the project: both temporary jobs during implementation and permanent new jobs created;

-      Total number of FTEs and split by function and by geographical region;

-      Overview of new positions created broken down by geographical region and department (R&D, manufacturing etc.);

-      A description of any major issue with impact on the environment;

-      Revenues and sales generated by the Company during 2020-2022;

-      Number of international patent applications filed and granted during 2020-2022;

-      Number of publications in international journals during 2020-2022;

-      Overview of all current partnerships / collaboration agreements;

-      Any significant issue that has occurred and any significant risk that may affect the project’s operation;

-      Any legal action concerning the project that may be ongoing.

31/07/2021

Budgeted project costs:

Total project net costs over the period 2020 - 2021 are estimated to be EUR [***]

[***]

Figure 1 Estimated project costs

Language of reports	English

Schedule B

1.          Definition of EURIBOR

"EURIBOR" means:

(a)	in respect of a relevant period of less than one month, the Screen Rate (as defined below) for a term of one month;

(b)	in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c)	in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the "Representative Period").

For the purposes of paragraphs (a) to (c) above:

(i)	"available" means the rates, for given maturities, that are calculated and published by Global Rate Set Systems Ltd (GRSS), or such other service provider selected by the European Money Markets Institute (EMMI), or any successor to that function of EMMI, as determined by the Bank; and

(ii)	"Screen Rate" means the rate of interest for deposits in EUR for the relevant period as published at 11h00, Brussels time, or at a later time acceptable to the Bank on the day (the "Reset Date") which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.

If such Screen Rate is not so published, the Bank shall request the principal offices of four major banks in the euro-zone, selected by the Bank, to quote the rate at which EUR deposits in a comparable amount are offered by each of them, as at approximately 11h00, Brussels time on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. If no sufficient quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Bank, at approximately 11h00, Brussels time, on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European banks for a period equal to the Representative Period. The Bank shall inform the Borrower without delay of the quotations received by the Bank.

All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one thousandth of a percentage point, with halves being rounded up.

If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of EMMI (or any successor to that function of EMMI as determined by the Bank) in respect of EURIBOR, the Bank may by notice to the Borrower amend the provision to bring it into line with such other provisions.

If the Screen Rate becomes permanently unavailable, the EURIBOR replacement rate will be the rate (inclusive of any spreads or adjustments) formally recommended by (i) the working group on euro risk-free rates established by the European Central Bank (ECB), the Financial Services and Markets Authority (FSMA), the European Securities and Markets Authority (ESMA) and the European Commission, or (ii) the European Money Market Institute, as the administrator of EURIBOR, or (iii) the competent authority responsible under Regulation (EU) 2016/1011 for supervising the European Money Market Institute, as the administrator of the EURIBOR, or (iv) the national competent authorities designated under Regulation (EU) 2016/1011, or (v) the European Central Bank.

If no Screen Rate and/or the EURIBOR replacement rate is available as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

Schedule C

2.          Form of Disbursement Offer/Acceptance

To:             Immunic AG

From:         European Investment Bank

Date:

Subject:	Disbursement Offer/Acceptance for the Finance Contract between European Investment Bank and Immunic AG dated [*** insert date of signature ***] (the "Finance Contract")

Contract Number 92647

Serapis Number 2020-0520

Dear Sirs,

We refer to the Finance Contract. Terms defined in the Finance Contract have the same meaning when used in this letter.

Following your request for a Disbursement Offer from the Bank, in accordance with Article 2.2.2 (Disbursement Offer) of the Finance Contract, we hereby offer to make available to you the following Tranche:

(a)	Tranche [A/B/C]

(b)	Amount to be disbursed:

(c)	Disbursement Date:

(d)	Interest rate basis:

(e)	[Deferred Interest Rate/Fixed Rate]:

(f)	Payment Dates and interest periods:

(g)	Terms and frequency for repayment of principal:

(h)	[(for Tranche C) First Repayment Date and] Maturity Date:

(i)	Profit Participation Payments:

To make the Tranche available subject to the terms and conditions of the Finance Contract, the Bank must receive a Disbursement Acceptance in the form of a copy of this Disbursement Offer duly signed on your behalf, to the following electronic mail [●] no later than the Disbursement Acceptance Deadline of [time], Luxembourg time, on [date].

The Disbursement Acceptance below must be signed by an Authorised Signatory and must be fully completed as indicated, to include the details of the Disbursement Account.

If not duly accepted by the above stated time, the offer contained in this document shall be deemed to have been refused and shall automatically lapse.

If you do accept the Tranche as described in this Disbursement Offer, all the related terms and conditions of the Finance Contract shall apply, in particular, the provisions of Article 2.5 (Conditions of Disbursement).

Yours faithfully,

EUROPEAN INVESTMENT BANK

[On letterhead of the Borrower]

We hereby accept the above Disbursement Offer for and on behalf of the Borrower:

__________________________________________

Date:

Account to be credited:
Account N°:
Account Holder/Beneficiary:
(please, provide IBAN format if the country is included in IBAN Registry published by SWIFT, otherwise an appropriate format in line with the local banking practice should be provided)
Bank name, identification code (BIC) and address:
Payment details to be provided:
Please transmit information relevant to:
Name(s) of the Borrower's Authorised Signatory(ies):
………………………………………………………..………………………………………………..
Signature(s) of the Borrower’s Authorised Signatory(ies):

IMPORTANT NOTICE TO THE BORROWER:

BY COUNTERSIGNING ABOVE YOU CONFIRM THAT THE LIST OF AUTHORISED SIGNATORIES AND ACCOUNTS PROVIDED TO THE BANK WAS DULY UPDATED PRIOR TO THE PRESENTATION OF THE ABOVE DISBURSEMENT OFFER BY THE BANK.

IN THE EVENT THAT ANY SIGNATORIES OR ACCOUNTS APPEARING IN THIS DISBURSEMENT ACCEPTANCE ARE NOT INCLUDED IN THE LATEST LIST OF AUTHORISED SIGNATORIES AND ACCOUNTS RECEIVED BY THE BANK, THE ABOVE DISBURSEMENT OFFER SHALL BE DEEMED AS NOT HAVING BEEN MADE.

Schedule D

3.          Form of Drawdown Certificate

To:             European Investment Bank

From:         Immunic AG

Date:

Subject:	Finance Contract between European Investment Bank and Immunic AG dated [*** insert date of signature ***] (the "Finance Contract")

Contract Number 92647 Serapis Number 2020-0520

Dear Sirs,

Terms defined in the Finance Contract have the same meaning when used in this letter.

For the purposes of Article 2.5 (Conditions of Disbursement) of the Finance Contract we hereby certify to you as follows:

(a)	no Prepayment Event has occurred and is continuing unremedied;

(b)	no security of the type prohibited under Paragraph 25 (Negative pledge) of Schedule H (General Undertakings) has been created or is in existence;

(c)	there has been no material change to any aspect of the Investment or in respect of which we are obliged to report under the Finance Contract, save as previously communicated by us;

(d)	no Default, Event of Default or a Prepayment Event other than pursuant to Article 5.3.1 (Cost Reduction) of the Finance Contract has occurred or is continuing, or would, in each case, result from the disbursement of the proposed Tranche;

(e)	no litigation, arbitration administrative proceedings or investigation is current or to our knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against us or any of our subsidiaries any unsatisfied judgement or award;

(f)	the Repeating Representations are correct in all respects;

(g)	no Material Adverse Change has occurred, as compared with the situation at the date of the Finance Contract; and

(h)	the borrowing of the Credit, or any part thereof, by the Borrower is within the corporate powers of the Borrower.

Yours faithfully,

For and on behalf of Immunic AG

Date:

Schedule E

4.          Form of Compliance Certificate

To:             European Investment Bank

From:         Immunic AG

Date:

Subject:	Finance Contract between European Investment Bank and Immunic AG dated [*** insert date of signature ***] (the "Finance Contract")

Contract Number 92647 Serapis Number 2020-0520

Dear Sirs,

We refer to the Finance Contract. This is a Compliance Certificate. Terms defined in the Finance Contract have the same meaning when used in this Compliance Certificate.

We hereby confirm:

(a)	[insert information regarding asset disposal];

(b)	[no security of the type prohibited under Paragraph 25 (Negative pledge) of Schedule H (General Undertakings) has been created or is in existence;]

(c)	[no Default, Event of Default or a Prepayment Event other than pursuant to Article 5.3.1 (Cost Reduction) of the Finance Contract has occurred or is continuing.] [If this statement cannot be made, this certificate should identify any potential event of default that is continuing and the steps, if any, being taken to remedy it].

Yours faithfully,

For and on behalf of Immunic AG

[director]	[director]

Schedule F

5.          Initial Documentary Conditions Precedent

(a)	The duly executed Finance Documents.

(b)	The constitutional documents of each Obligor, being:

(i)	in relation to an Obligor incorporated in Germany (i) an up-to-date (dated no earlier than the date falling 14 (fourteen) days before the Disbursement Date) electronic copy of an electronic extract from the commercial register (Handelsregisterauszug), (ii) its articles of association (Satzung/Gesellschaftsvertrag) and copies of any by-laws and rules of procedures (Geschäftsordnungen) and (iii) its list of shareholders (Gesellschafterliste) or list of supervisory board members and board members (if applicable); and

(ii)	in relation to an Obligor incorporated in the US (i) an up-to-date (dated no earlier than the date falling 14 (fourteen) days before the Disbursement Date) certificate of good standing or equivalent certification issued by the Secretary of State or authorizing authority of its jurisdiction of formation, (ii) a certified copy of its articles of incorporation and all amendments thereto, (iii) copies of any by-laws or equivalent governing documents, and (iv) its list of supervisory board members and board members (if applicable).

(c)	A copy of the resolution of the competent body or bodies (in relation to any Obligor incorporated in Germany, its board of directors (Vorstand), supervisory board (Aufsichtsrat), administrative board (Verwaltungsrat) or general meeting of shareholders (Gesellschafterversammlung), as applicable) of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and duly authorising the execution of the Finance Documents to which it is a party;

(ii)	duly authorising the relevant signatories to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a signatory or signatories, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	An officer’s certificate or incumbency certificate of any Obligor incorporated in the US.

(e)	A copy of any power of attorney granted by any Obligor in relation to the Finance Documents.

(f)	A structure chart showing the Group certified as being complete and correct by an Authorised Signatory provided such certification is dated no earlier than the date falling 14 (fourteen) days before the first Disbursement Date.

(g)	A certificate of an authorised signatory of each Obligor (other than any Obligor incorporated in Australia) certifying that each copy document relating to it specified in Schedule F (Initial Documentary Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date falling 14 (fourteen) days before the first Disbursement Date.

(h)	A certificate from 2 (two) directors of any Obligor incorporated in Australia in customary form and dated no earlier than the date falling 14 (fourteen) days before the first Disbursement Date:

(i)	attaching a complete and up to date copy of the constitution of the Obligor;

(ii)	attaching a current certificate of registration of the Obligor issued by the Australian Securities and Investments Commission (“ASIC”);

(iii)	attaching an extract of the resolutions of the directors of the Obligor:

(1)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and duly authorising the execution of the Finance Documents to which it is a party;

(2)	confirming that entry into the Finance Documents to which it is a party is in the best interests of the Obligor and would not cause any borrowing, guarantee or security or similar limit binding on it to be exceeded;

(3)	duly authorising the relevant signatories to execute the Finance Documents to which it is a party on its behalf; and

(4)	authorising a signatory or signatories, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(iv)	attaching a copy of the specimen signatures of the authorised signatory or signatories;

(v)	attaching a copy of any power of attorney granted by the Obligor in relation to the Finance Documents; and

(vi)	certifying that each copy document relating to it specified in Schedule F (Initial Documentary Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date falling 14 (fourteen) days before the first Disbursement Date.

(i)	A legal enforceability opinion of Allen & Overy LLP, addressed to the Bank on the legality, validity and enforceability of the Finance Documents (to the extent these are governed by German law).

(j)	A legal opinion of the Borrower’s Legal Adviser in Germany, addressed to the Bank, and dated no earlier than the date falling 14 (fourteen) days before the first Disbursement Date:

(i)	which includes an insolvency search on the relevant Obligor incorporated in Germany conducted on the date of such legal opinion; and

(ii)	on the due incorporation and valid existence of each Obligor incorporated in Germany, the authority and capacity of each Obligor incorporated in Germany to enter into the Finance Documents to which it is a party and perform its obligations thereunder, non-conflict with constitutional documents and on laws applicable to companies generally in Germany, no consents, registrations or filings are required and no stamp duty is to be paid in respect of the relevant Finance Documents, all corporate and other action required to be taken has indeed been taken, the due execution of the relevant Finance Documents, choice of law and enforceability of judgments and that the Obligor is not entitled to claim immunity.

(k)	A legal capacity opinion of Dentons US LLP or another law firm acceptable to the Bank, legal adviser to the Original Guarantor in the US, addressed to the Bank, and dated no earlier than the date falling 14 (fourteen) days before the first Disbursement Date:

(i)	which includes an insolvency search on the Original Guarantor on the date of such legal opinion; and

(ii)	on the due incorporation and valid existence of the Original Guarantor, the authority of the Original Guarantor to enter into the Finance Documents to which it is a party and perform its obligations thereunder, non-conflict with constitutional documents and on laws applicable to companies generally in the US, no consents, registrations or filings are required in respect of the relevant Finance Documents, all corporate and other action required to be taken has indeed been taken, the due execution of the relevant Finance Documents, choice of law and enforceability of judgments.

(l)	A legal capacity opinion of Dentons Australia Limited or another law firm acceptable to the Bank, legal adviser to Immunic Australia Pty Ltd. in Australia, addressed to the Bank, and dated no earlier than the date falling 14 (fourteen) days before the first Disbursement Date addressing (amongst other things):

(i)	the due incorporation and valid existence of the Obligor;

(ii)	the authority of the Obligor to enter into the Finance Documents to which it is a party and perform its obligations thereunder;

(iii)	non-conflict with constitutional documents and laws applicable to companies generally in Australia;

(iv)	no consents, registrations or filings are required in respect of the relevant Finance Documents;

(v)	all corporate and other action required to be taken has indeed been taken;

(vi)	the due execution of the relevant Finance Documents;

(vii)	choice of law; and

(viii)	enforceability of judgments.

(m)	ASIC and Personal Property Securities Register (PPSR) searches in relation to any Obligor incorporated in Australia.

(n)	The List of Authorised Signatories and Accounts.

(o)	The latest audited financial statements of the Obligors (as applicable).

(p)	Evidence of payment of all the fees and expenses as required under the Finance Documents.

(q)	A copy of any other document, authorisation, opinion or assurance which the Bank has notified the Borrower is necessary in connection with the entry into and performance of, and the transactions contemplated by, the Finance Documents or the validity and enforceability of the same.

Schedule G

6.          Representations and Warranties

1.	Authorisations and Binding Obligations

(a)	Each Obligor is duly incorporated and validly existing as a stock corporation (in case of the Borrower) or a corporation (in case of the Original Guarantor) under the laws of its jurisdiction of incorporation.

(b)	Each Obligor has the power to carry on its business as it is now being conducted and to own its property and other assets, and to execute, deliver and perform its obligations under the Finance Documents to which it is or will be a party.

(c)	Each Obligor has obtained all necessary Authorisations in connection with the execution, delivery and performance of the Finance Documents to which it is or will be a party and in order to lawfully comply with its obligations thereunder, and in respect of the Investment, and all such Authorisations are in full force and effect and admissible in evidence.

(d)	The execution and delivery of, the performance of each Obligor’s obligations under and compliance with the provisions of the Finance Documents to which it is or will be a party do not and will not contravene or conflict with:

(i)	any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(ii)	any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Finance Documents; or

(iii)	any provision of its constitutional documents.

(e)	The obligations expressed to be assumed by each Obligor in each Finance Document to which it is or will be a party are legal, valid, binding and enforceable obligations, subject to any legal reservations in any legal opinion provided in connection with this Agreement.

2.	No default or other adverse event

(a)	There has been no Material Adverse Change since 9 September 2020. (Non-repeating)

(b)	No event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived.

3.	No proceedings

(a)	No litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it or any of its Subsidiaries any unsatisfied judgement or award.

(b)	To the best of its knowledge and belief (having made due and careful enquiry) no material Environmental Claim has been commenced or is threatened against any Obligor.

(c)	As at the date of this Contract, no Obligor has taken any action to commence proceedings for, nor have any other steps been taken or legal proceedings commenced or, so far as the Borrower is aware, threatened against any Obligor for its insolvency, winding up or dissolution, or for any Obligor to enter into any arrangement or compositions for the benefit of creditors, or for the appointment of an administrator, receiver, administrative receiver, examiner, trustee or similar officer.

4.	Horizon 2020 exclusion criteria

At the date of this Contract,

(a)	the Borrower is not bankrupt, is not subject to insolvency, is not being wound up, is not having its affairs administered by a liquidator or by the courts, is not in an arrangement with creditors, is not having its business activities suspended, or is not in any analogous situation arising from a similar procedure provided for in national legislation or regulations;

(b)	in the past five years, the Borrower has not been the subject of a final judgment or final administrative decision for being in breach of its obligations relating to the payment of taxes or social security contributions in accordance with the applicable law and where such obligations remain unpaid unless a binding arrangement has been established for payment thereof;

(c)	in the past five years, the Borrower or persons having powers of representation, decision-making or control over it have not been convicted of an offence concerning their professional conduct by a final judgment, which would affect their ability to implement a Financial Instrument and which is for one of the following reasons:

(i)	negligently providing misleading information that may have a material influence or fraudulently misrepresenting information required for the verification of the absence of grounds for exclusion or the fulfilment of selection criteria or in the performance of a contract or an agreement;

(ii)	entering into agreements with other persons aimed at distorting competition;

(iii)	attempting to unduly influence the decision-making process of the contracting authority during the award procedure;

(iv)	attempting to obtain confidential information that may confer upon it undue advantages in the award procedure;

(d)	in the past five years, the Borrower or persons having powers of representation, decision-making or control over it have not been the subject of a final judgment for:

(i)	fraud;

(ii)	corruption;

(iii)	participation in a criminal organisation;

(iv)	money laundering or terrorist financing;

(v)	terrorist offences or offences linked to terrorist activities, or inciting, aiding, abetting or attempting to commit such offences;

(vi)	child labour and other forms of trafficking in human beings;

(e)	the Borrower is not subject to a decision on exclusion contained in the published early detection and exclusion system database set up and operated by the European Commission.

(Non-repeating)

5.	Security

At the date of this Contract, no Security exists over the assets of any Group Company other than Permitted Security.

6.	Ranking

(a)	Its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

(b)	No financial covenants have been concluded with any other creditor of any Obligor.

(c)	No Voluntary Non EIB Prepayment has occurred.

7.	Anti-Corruption

(a)	Each Obligor is in compliance with all applicable European Union and national legislation, including any applicable anti-corruption legislation.

(b)	To the best of its knowledge, no funds invested in the Investment by any Obligor or by its controlling entities or any other Group Company are of illicit origin, including products of money laundering or linked to the financing of terrorism.

(c)	No Obligor is engaged in any Criminal Activities and to the best of the Borrower’s knowledge no Criminal Activities have occurred in connection with the Investment. (Non-repeating)

8.	Accounting and Tax

(a)	The latest available consolidated and unconsolidated audited accounts of the Borrower and the other Obligors have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Borrower and the other Obligors, as relevant.

(b)	The accounting reference date of the Borrower is 31 December.

(c)	No Obligor is required to make any deduction for or on account of any Tax from any payment it may make under the Finance Documents. (Non-repeating)

(d)	All Tax returns required to have been filed by each Obligor or on its behalf under any applicable law have been filed when due and contain the information required by applicable law to be contained in them.

(e)	Each Obligor has paid when due all Taxes payable by it under applicable law except to the extent that it is contesting payment in good faith and by appropriate means.

(f)	With respect to Taxes which have not fallen due or which it is contesting, each Obligor is maintaining reserves adequate for their payment and in accordance, where applicable, with GAAP.

(g)	Under the laws of the jurisdiction of incorporation of each Obligor, it is not necessary (i) that the Finance Documents be filed, recorded or enrolled with any court or other authority, except to the extent this Contract may need to be disclosed by the Original Guarantor as a material contract to be filed as an exhibit to its report on form 10-Q or 10-K or a Current Report on form 8-K with the Securities and Exchange Commission, or (ii) that any stamp, registration or similar tax be paid on or in relation to the Finance Documents, or the transactions contemplated by the Finance Documents. (Non-repeating)

9.	Information provided

(a)	Any factual information provided by any Group Company for the purposes of entering into this Contract and any related documentation was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and continues to be true and accurate in all material respects as at the date of this Contract.

(b)	The Group structure chart is true, complete and accurate in all material respects and represents the complete corporate structure of the Group as at the date of this Contract, and other than as set out therein the Borrower owns no other equity and/or shares in any other business entity. (Non-repeating)

(c)	As at the date of this Contract, the Borrower (and the Group as a whole where relevant) complies with the eligibility and exclusion criteria set out in the Horizon 2020 Framework EU Programme to be the beneficiary of the Credit. (Non-repeating)

10.	No indebtedness

No Obligor has Indebtedness outstanding other than Permitted Indebtedness. (Non-repeating).

11.	No Immunity

No Obligor, nor any of its assets, is entitled to immunity from suit, execution, attachment or other legal process.

12.	Pensions

The pension schemes for the time being operated by the Obligors (if any) are funded in accordance with their rules and to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained.

Schedule H

7.          General Undertakings

1.	Use of Loan

The Borrower shall use all amounts borrowed by it under the Loan to carry out the Investment.

2.	Completion of Investment

The Borrower shall or shall procure that the Investment is carried out in accordance with the Technical Description as may be modified from time to time with the approval of the Bank, and complete it by the final date specified therein.

3.	Procurement procedure

The Borrower shall secure goods and services for the Investment (a) in so far as they apply to it or to the Investment, in accordance with EU Law in general and in particular with the relevant EU Directives, and (b) in so far as EU Directives do not apply, by procurement procedures which, to the satisfaction of the Bank, respect the criteria of economy and efficiency and, in case of public contracts, the principles of transparency, equal treatment and non-discrimination on the basis of nationality.

4.	Compliance with laws

(a)	Each Obligor shall comply in all respects with all laws and regulations to which it or the Investment is subject.

(b)	Each Obligor shall maintain and comply with all authorisations and regulatory approvals required for its business.

(c)	The Borrower shall ensure that all amounts borrowed by it under this Contract are not made available to, or for the benefit of, persons or entities designated by restrictive measures adopted pursuant to Article 215 of the Treaty on the Functioning of the European Union.

5.	Ranking

(a)	Each Obligor’s payment obligations under this Contract shall rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

(b)	No financial covenants will be concluded with any other creditor of any Obligor.

(c)	No Voluntary Non EIB Prepayment will occur.

6.	Environment

The Borrower shall:

(i)	implement and operate the Investment in compliance with Environmental Law;

(ii)	obtain, maintain and comply with requisite Environmental Approvals for the Investment,

and upon becoming aware of any breach of this Paragraph 6 (Environment):

(i)	the Borrower shall promptly notify the Bank;

(ii)	the Borrower and the Bank will consult for up to 15 (fifteen) Business Days from the date of notification with a view to agreeing the manner in which the breach should be rectified; and

(iii)	the Borrower shall remedy the breach within 30 (thirty) Business Days of the end of the consultation period.

7.	Integrity

Each Obligor shall take, within a reasonable timeframe, appropriate measures in respect of any member of its management bodies who has been convicted by a final and irrevocable court ruling of a Criminal Offence perpetrated in the course of the exercise of his/her professional duties, in order to ensure that such member is excluded from any Borrower's activity in relation to the Loan or the Investment.

8.	Integrity Audit Rights

The Borrower shall ensure that all contracts under the Investment to be procured after the date of this Contract, in accordance with EU Directives on procurement, but only if and to the extent that such EU Directives and the requirements set out therein are applicable, provide for:

(a)	the requirement that the relevant contractor promptly informs the Bank of a genuine allegation, complaint or information with regard to Criminal Offences related to the Investment;

(b)	the requirement that the relevant contractor keeps books and records of all financial transactions and expenditures in connection with the Investment; and

(c)	the Bank’s right, in relation to an alleged Criminal Offence, to review the books and records of the relevant contractor in relation to the Investment and to take copies of documents to the extent permitted by law.

9.	Disposal of assets

(a)	Except as provided below, no Obligor shall, and each Obligor shall procure that no Group Company shall, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of all or any part of any Group Company's business, undertaking or assets (including any shares or security of any entity or a business or undertaking, or any interest in any of them).

(b)	Sub-paragraph (a) above does not apply to any such disposal:

(i)	made with the prior written consent of the Bank (not to be unreasonably withheld);

(ii)	made on arm's length terms in the ordinary course of business of a Group Company;

(iii)	made on arm's length terms and at fair market value for cash, which is reinvested in assets of comparable or superior type, value and quality;

(iv)	made on arm's length terms in exchange for other assets comparable or superior as to type, value and quality;

(v)	by one Obligor to another Obligor;

(vi)	constituted by the granting of a licence of Intellectual Property Rights to third parties;

(vii)	made in relation to non-material assets which have depreciated to less than 25% (twenty five per cent.) of their initial value or which are obsolete;

(viii)	arising as a result of Permitted Security; or

(ix)	any other disposal (where the higher of the market value or consideration receivable for such disposal does not exceed (x) 10% (ten per cent.) of Total Assets during any financial year, and (y) 30% (thirty per cent.) of Total Assets during the term of the Credit, provided, in each case, that the disposal is not of assets forming part of the Investment or shares in subsidiaries holding assets forming part of the Investment, which may not be disposed of unless either (a) the Borrower consults the Bank in relation to such disposal, and the Bank approves the disposal (such approval shall not be unreasonably withheld), or (b) the proceeds of the disposal are applied to prepay the Bank in accordance with Article 5.3.4 (Disposals).

For the purposes of this Paragraph 9 (Disposal of assets), "dispose" and "disposal" includes any act effecting sale, transfer, lease or other disposal.

10.	Maintenance of assets

Each Obligor shall maintain, repair, overhaul and renew all assets required in relation to the Investment as required to keep such assets in good working order.

11.	Insurances

Each Obligor shall, and shall procure that each other Group Company will, maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

12.	Change in business

Each Obligor shall, and shall procure that each of its subsidiaries will, not make any substantial change to the general nature of its business or the Group as a whole from that carried on at the date of this Contract.

13.	Merger

No Obligor shall, and the Original Guarantor shall procure that no other Group Company will, enter into any amalgamation, demerger, merger or corporate reconstruction unless:

(a)	with the prior written consent of the Bank (not to be unreasonably withheld);

(b)	such amalgamation, demerger, merger or corporate reconstruction does not result in a Material Adverse Change and is on a solvent basis, and provided that:

(i)	only Group Companies are involved;

(ii)	the resulting entity will not be incorporated or located in a country which is in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time; and

(iii)	if the Borrower is involved, (i) the rights and obligations of the Borrower under this Contract will remain with the Borrower, (ii) the surviving entity will be the Borrower and the statutory seat of the Borrower would not as a result of such merger be transferred to a different jurisdiction, (iii) the merger will not have an effect on the validity, legality or enforceability of the Borrower's obligations under this Contract; and (iv) all of the business and assets of the Borrower are retained by it; or

(c)	to consummate a Permitted Acquisition.

14.	Books and records

Each Obligor shall ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and its assets and business, including expenditures in connection with the Investment, in accordance with GAAP as in effect from time to time for a period of five (5) years following the last repayment of the Credit under this Contract.

15.	Ownership

(a)	The Original Guarantor shall (i) maintain Control over the Borrower and (ii) be the beneficial owner directly or indirectly through Controlled subsidiaries of a Controlling stake in the Borrower.

(b)	The Borrower shall maintain not less than 51% (fifty one per cent.) of the share capital, directly or indirectly, of Immunic Research GmbH, Immunic Australia Pty Ltd. and of each other Material Subsidiary, unless prior written consent of the Bank is received by the Borrower.

(c)	The Borrower shall immediately notify the Bank in the event of a new entity becoming a Subsidiary of the Borrower through any means, including but not limited to acquisition, creation and spin-off.

(d)	The undertakings in sub-paragraphs (a), (b) and (c) above shall be calculated in accordance with GAAP as applied by the Borrower on the date of this Contract and as GAAP is amended from time to time and tested annually.

16.	Acquisitions

No Obligor shall, and the Original Guarantor shall procure that no Group Company shall, invest in or acquire any entity or a business going concern or an undertaking (whether whole or substantially the whole of the assets or business), or any division or operating unit thereof, or any shares or securities of any entity or a business or undertaking (or in each case, any interest in any of them) (or agree to any of the foregoing), save for an acquisition or investment:

(a)	with the prior written consent of the Bank (not to be unreasonably withheld);

(b)	by one Obligor of an asset sold, leased, transferred or otherwise disposed of by another Obligor;

(c)	by a Group Company of all the shares or other ownership interests in any limited liability company or corporation, limited liability partnership or any equivalent company, provided that:

(i)	such entity has not yet commenced commercial operations;

(ii)	such entity is incorporated in a country that is a member of either or both of the European Union or the Organisation of Economic Co-Operation and Development; and

(iii)	no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition; or

(d)	of shares or other ownership interests in or all or a part of the assets of any limited liability company or corporation, limited liability partnership or any equivalent company, (x) the cash or paper consideration for which either (A) does not exceed 15% (fifteen per cent.) of the Market Capitalization of the Original Guarantor and in any case EUR 40,000,000 (forty million euro) at the time of the acquisition or investment, provided that the Original Guarantor’s Cash and Cash Equivalent Investments (each as defined below) are above EUR 50,000,000 (euro fifty million) or its equivalent in another currency or currencies) or (B) does not exceed EUR 5,000,000 (five million euro) at the time of the acquisition or investment or (y) which solely provides for a consideration consisting of shares in the Original Guarantor, provided that:

(i)	no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition;

(ii)	the acquired entity is engaged in a business similar or complementary to the business carried on by the Group as at the date of this Contract;

(iii)	the acquired entity is not incorporated or located in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time;

(iv)	in respect of any acquisition where the consideration exceeds EUR 40,000,000 (forty million euro), legal and financial due diligence reports (including customary reliance letters in favour of the Bank) and a business plan (in the form of the most recent budget adjusted for the expected effects of the acquisition) in respect of the 3 (three) next following financial years and any other due diligence reports received in connection with the acquisition (if any) are provided to the Bank; and

(v)	the Borrower provides a Compliance Certificate for the 2 (two) 12 (twelve) month financial periods immediately following the acquisition, updated on a pro forma basis as if the acquisition has occurred.

17.	Indebtedness

No Obligor shall, and the Original Guarantor shall procure that no other Group Company will, incur any Indebtedness, save for Indebtedness incurred:

(a)	with the prior written consent of the Bank (not to be unreasonably withheld);

(b)	under this Contract;

(c)	under any Finance Lease if the aggregate liability in respect of the equipment leased does not at any time exceed EUR 1,000,000 (one million euro) (or its equivalent in another currency or currencies);

(d)	under Permitted Hedging;

(e)	under a loan made by one Obligor to another Obligor;

(f)	under a loan or several loans made by the Borrower to Immunic Australia Pty Ltd. and/or to Immunic Research GmbH, provided that the Indebtedness under such loan(s) does not at any time exceed EUR 10,000,000 (ten million euro) in aggregate (or its equivalent in another currency or currencies);

(g)	under any letters of credit provided that such Indebtedness does not, singularly or in aggregate, exceed EUR 1,000,000 (one million euro) (or its equivalent in another currency or currencies);

(h)	in respect of a Permitted Guarantee; or

(i)	not permitted by the preceding sub-paragraphs and the outstanding amount of which does not exceed EUR 3,000,000 (three million euro) (or its equivalent) in aggregate for the Group.

18.	Guarantees

(a)	No Obligor shall, and the Original Guarantor shall procure that no other Group Company shall, issue or allow to remain outstanding any guarantees in respect of any liability or obligation of any person, save for:

(i)	with the prior written consent of the Bank (not to be unreasonably withheld);

(ii)	guarantees issued in the ordinary course of trade by any Group Company under or in connection with:

(1)	the Guarantee Agreement;

(2)	any negotiable instruments;

(3)	any performance bond;

(4)	any Permitted Indebtedness; or

(5)	issued in the ordinary course of trade by one Obligor to another Obligor.

(b)	Each Obligor shall procure that, as soon as any Group Company becomes a Material Subsidiary (as identified in any accounts delivered to the Bank from time to time pursuant to Paragraph 2 (Information concerning the Borrower) of Schedule I (Information and Visits), that Group Company shall promptly notify the Bank and on the Bank’s request enter into a Guarantee Agreement and provide the Bank with:

(i)	a certified copy of the resolution of the competent body (management board, supervisory board, board of directors and/or general meeting of shareholders) of such Material Subsidiary duly authorising the execution of such Guarantee Agreement and duly authorising the person or persons signing such Guarantee Agreement on behalf of such Material Subsidiary together with the specimen signature of each such person or persons;

(ii)	evidence that such Material Subsidiary has obtained all necessary Authorisations required in connection with such Guarantee Agreement and, where applicable, any accession deed in respect of such Guarantee Agreement; and

(iii)	a legal opinion of a reputable law firm in the jurisdiction of incorporation of such Material Subsidiary, addressed to the Bank on the valid existence of such Material Subsidiary, the authority and capacity of such Material Subsidiary to enter into the Guarantee Agreement and on the due execution and choice of law of the Guarantee Agreement, each in form and substance satisfactory to the Bank.

19.	Hedging

No Obligor shall, and each Obligor shall procure that no other Group Company shall, enter into any derivative transaction other than Permitted Hedging, where "Permitted Hedging" means:

(a)	any derivative transaction by a Group Company to hedge actual or projected exposure arising in the ordinary course of trading and not for speculative purposes; and

(b)	any derivative instrument of a Group Company which is accounted for on a hedge accounting basis but is not entered into for speculative purposes.

20.	Restrictions on distributions

(a)	For the purposes of Paragraph 16(d) above and this Paragraph 20:

“Acceptable Bank” means

(i)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(ii)	any other bank or financial institution approved by the Bank.

“Cash” means, at any time, cash denominated in EUR in hand or at bank and (in the latter case) credited to an account in the name of a Group Company with an Acceptable Bank and to which a Group Company is alone or together with Group Companies beneficially entitled and for so long as:

(i)	that cash is repayable within 5 (five) days after the relevant date of calculation;

(ii)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group Company or of any other person whatsoever or on the satisfaction of any other condition;

(iii)	there is no security over that cash except any Permitted Security constituted by a netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements; and

(iv)	the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of the Loan.

"Cash Equivalent Investments" means at any time:

(i)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(ii)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(iii)	commercial paper not convertible or exchangeable to any other security: (A) for which a recognised trading market exists; (B) issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State; (C) which matures within one year after the relevant date of calculation; and (D) which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating; or

(iv)	any investment in money market funds which: (A) have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited; and (B) invest substantially all their assets in securities of the types described in paragraph (iii)(A) to (D) above, to the extent that investment can be turned into cash on not more than 30 days' notice, in each case, denominated in EUR and to which any Group Company is alone (or together with other Group Companies) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group.

(b)	No Obligor shall, and the Original Guarantor shall procure that no other Group Company shall, declare or distribute dividends, or return or purchase shares, if, at the time thereof, the Group’s Cash and Cash Equivalent Investments are below EUR 50,000,000 (euro fifty million) (or its equivalent in another currency or currencies), save for:

(i)	with the prior written consent of the Bank (not to be unreasonably withheld);

(ii)	payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company;

(iii)	any dividend payments made by any subsidiary of the Borrower.

21.	Restrictions on loans

No Obligor shall, and the Original Guarantor shall ensure that no other member of the Group will, be a creditor in respect of any Indebtedness, save for:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	any loan made by one member of the Group (other than an Obligor) to another member of the Group;

(c)	a loan made by one Obligor to another Obligor;

(d)	a loan which, when aggregated with others loans permissible only under this paragraph (d), does not exceed EUR 100,000 (one hundred thousand euro); or

(e)	any other Indebtedness or loan advanced to or made available by any member of the Group with the prior written consent of the Bank.

22.	Restrictions on payments in respect of intercompany loans

No Obligor shall, and the Original Guarantor shall procure that no other Group Company shall, make any payment in respect of any intercompany loan, save for:

(a)	with the prior written consent of the Bank;

(b)	where the lender of the intercompany loan is the Borrower or an Obligor; or

(c)	the payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company which is not an Obligor.

23.	Intellectual Property Rights

Each Obligor shall, and the Original Guarantor shall procure that each other Group Company shall, (i) obtain, safeguard and maintain its rights with respect to the Intellectual Property Rights required for the implementation of the Investment in accordance with this Contract, including complying with all material contractual provisions and that the implementation of the Investment in accordance with this Contract will not result in the infringement of the rights of any person with regard to the Intellectual Property Rights and (ii) ensure that any Intellectual Property Rights required for the implementation of the Investment will be owned by or licensed to the Borrower, and where such Intellectual Property Rights which are owned by a Group Company are capable of registration, are registered to such party.

24.	Maintenance of Status

Each Obligor shall, and the Original Guarantor shall procure that each other Group Company shall, remain duly incorporated and validly existing as a stock corporation or a corporate entity with limited liability under the jurisdiction in which it is incorporated and that it will have no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated, and that it will continue to have the power to carry on its business as it is now being conducted and continue to own its property and other assets.

25.	Negative pledge

(a)	No Obligor shall (and the Original Guarantor shall procure that no other Group Company shall) create or permit to subsist any Security over any of its assets.

(b)	For the purposes of this Paragraph 25 (Negative pledge), the term Security shall also include any arrangement or transaction on assets or receivables or money (such as the sale, transfer or other disposal of assets on terms whereby they are or may be leased to or re-acquired by any Group Company, the sale, transfer or other disposal of any receivables on recourse terms or any arrangement under which money or the benefit of a bank account or other account may be applied or set off or any preferential arrangement having a similar effect) in circumstances where the arrangement or transaction is entered into primarily as a method of raising credit or of financing the acquisition of an asset.

(c)	Sub-paragraph (a) above does not apply to any Security, listed below:

(i)	any Security listed in Paragraph 6.5 (Security) of Schedule G (Representation and Warranties) except to the extent the principal amount secured by that Security exceeds the amount stated;

(ii)	any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any payment or close out netting or set-off arrangement pursuant to any Permitted Hedging, but excluding any Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any lien arising by operation of law and in the ordinary course of trading;

(v)	any Security over or affecting any asset acquired by Group Company after the date of this Contract if:

(1)	the Security was not created in contemplation of the acquisition of that asset by a Group Company;

(2)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a Group Company; and

(3)	the Security is removed or discharged within 3 months of the date of acquisition of such asset;

(vi)	any Security over or affecting any asset of any company which becomes a Group Company after the date of this Contract, where the Security is created prior to the date on which that company becomes a Group Company, if:

(1)	the Security was not created in contemplation of the acquisition of that company;

(2)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(3)	the Security is removed or discharged within 6 months of that company becoming a Group Company;

(vii)	any Security entered into pursuant to this Contract;

(viii)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Company in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any Group Company;

(ix)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by a Group Company other than any permitted under sub-paragraphs (i) to (viii) above) does not exceed EUR3,000,000 (three million euro)

26.	Minimum Cash Balance

(a)	The Borrower shall ensure that, from 30th April prior to each Profit Participation Payment Date until the relevant payment has been made, it will have Cash (as defined below) in an amount at least equal to the Profit Participation to be paid on the Profit Participation Payment Date.

(b)	For the purposes of this Paragraph 26:

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of the Borrower and to which the Borrower is alone beneficially entitled and for so long as:

(i)	any that cash is repayable within 30 days of demand;

(ii)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of the Borrower or of any other person whatsoever or on the satisfaction of any other condition;

(iii)	there is no security over that cash except for any Permitted Security constituted by a netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements; and

(iv)	the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of any outstanding Loan.

27.	Other Undertakings

(a)	Each Obligor shall take note of the Bank’s group statement on tax fraud, tax evasion, tax avoidance, aggressive tax planning, money laundering and financing of terrorism (as published on the Bank’s website and as may be amended from time to time).

(b)	If the Borrower or any other Group Company (including the Guarantors) concludes with any other secured and unsubordinated creditor a financing agreement that includes a loss-of-rating clause or a covenant or other provision regarding its financial ratios, if applicable, that is not provided for in this Contract or is more favourable to the relevant creditor than any equivalent provision of this Contract is to the Bank, the Borrower shall promptly inform the Bank and shall provide a copy of the more favourable provision to the Bank. The Bank may request that the Borrower promptly executes an agreement to amend this Contract so as to provide for an equivalent provision in favour of the Bank.

28.	Data Protection

Before disclosing any personal data (other than mere contact information relating to the Borrower’s or any Guarantor´s personnel involved in the management of this Contract) to the Bank in connection with this Contract, the Borrower and each of the Original Guarantors shall ensure that each data subject of those personal data:

(i)	has been informed of the disclosure (including the categories of personal data to be disclosed); and

(ii)	has the information in (or has been provided with an appropriate link to) the Bank’s privacy statement in relation to its lending and investment activities set out at the relevant time at https://www.eib.org/en/privacy/lending (or such other address as the Bank may notify to the Borrower in writing from time to time).

Schedule I

8.          Information and Visits

1.	Information concerning the Investment

(a)	The Borrower shall deliver to the Bank:

(i)	the information in content and in form, and at the times, specified in Part A.2 (Information Duties) of Schedule A (Investment Specification and Reporting) or otherwise as agreed from time to time by the parties to this Contract;

(ii)	any such information or further document concerning the Investment as the Bank may require to comply with its obligations under the Horizon 2020 Legal Basis; and

(iii)	any such information or further document concerning the financing, procurement, implementation, operation and environmental matters of or for the Investment as the Bank may reasonably require within a reasonable time;

provided always that if such information or document is not delivered to the Bank on time, and the Borrower does not rectify the omission within a reasonable time set by the Bank in writing, the Bank may remedy the deficiency, to the extent feasible, by employing its own staff or a consultant or any other third party, at the Borrower's expense and the Borrower shall provide such persons with all assistance necessary for the purpose.

(b)	The Borrower shall submit for the approval of the Bank without delay any material changes to the Investment, also taking into account the disclosures made to the Bank in connection with the Investment prior to the signing of this Contract, in respect of, inter alia, the total cost, plans, timetable or to the expenditure programme or financing plan for the Investment.

(c)	The Borrower shall promptly inform the Bank of:

(i)	any action initiated or any objection raised by any third party or any genuine complaint received by the Borrower or any Environmental Claim that is to its knowledge commenced, pending or threatened against it with regard to environmental or other matters affecting the Investment; and

(ii)	any fact or event known to the Borrower, which may substantially prejudice or affect the Borrower's ability to execute the Investment;

(iii)	a genuine allegation, complaint or information with regard to Criminal Offences related to the Loan and/or the Investment; and

(iv)	any non-compliance by it with any applicable Environmental Law;

and set out the action to be taken with respect to such matters;

(d)	If the total cost of the Investment exceeds the estimated figure set out in Recital (A), the Borrower shall notify the Bank without delay and shall inform the Bank of its plans to fund the increased costs.

(e)	The Borrower shall, and shall procure that each other Group Company shall, promptly inform the Bank if at any time it becomes aware of the illicit origin (including products of money laundering or linked to the financing of terrorism) of any funds invested in the Investment by the Borrower or by its Controlling entities or another Group Company.

(f)	The Borrower shall provide to the Bank, if so requested:

(i)	certified copies of insurance policies showing that all assets required in order to carry out the Investment are insured (for the Borrower’s comfort) with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business; and

(ii)	annually, a list of policies in force covering any material aspect of the Investment, together with confirmation of payment of the current premiums.

2.	Information concerning the Original Guarantor

(a)	The Original Guarantor shall deliver to the Bank:

(i)	as soon as they become available but in any event within 90 (ninety) days after the end of each of its financial years its audited consolidated annual report, balance sheet, cash flow statement, profit and loss account, liquidity section and auditors report for that financial year certified by 2 (two) directors. The foregoing requirement can be satisfied by the Original Guarantor’s Annual Report on Form 10-K;

(ii)	as soon as they become available but in any event within 45 (forty-five) days after the end of each of the relevant accounting periods its interim consolidated quarterly report, balance sheet, profit and loss account, cash flow statement and liquidity section for the first, second and third quarter of each of its financial years certified by 2 (two) directors. The foregoing requirement can be satisfied by the Original Guarantor´s Quarterly Report on Form 10-Q;

(iii)	from time to time, such further information, evidence or document concerning its general financial situation or such certificates of compliance with the undertakings of Article 7 (Borrower undertakings and representations) as the Bank may deem necessary or may reasonably require to be provided upon request within a reasonable time; and

(iv)	any such further information or document concerning customer or any other type of due diligence matters of, or for, the Borrower, including without limitation to comply with “Know your customer” (KYC) or similar identification procedures as the Bank may deem necessary or may reasonably require to be provided within a reasonable time;

(v)	from time to time, such further information, evidence or document concerning the factual information or documents provided to the Bank for the purposes of entering into this Contract, as the Bank may deem necessary or may reasonably require to be provided within a reasonable time;

(b)	The Borrower shall inform the Bank immediately of:

(i)	any Default or Event of Default having occurred or being threatened or anticipated;

(ii)	to the extent permitted by law, any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar public authority, which, to the best of its knowledge and belief is current, threatened or pending:

(1)	against the Borrower or its controlling entities or members of the Borrower's management bodies in connection with Criminal Offences related to the Loan or the Investment; or

(2)	which might if adversely determined result in a Material Adverse Change;

(iii)	any measure taken by the Borrower pursuant to Paragraph 7 (Integrity) of Schedule H (General Undertakings);

(iv)	any Change in the Beneficial Ownership of the Borrower; and

(v)	any Voluntary Non EIB Prepayment that has occurred or is likely to occur.

3.	Visits by the Bank

(a)	Each Obligor shall allow the Bank and, when either required by the relevant mandatory provisions of EU law or pursuant to the Horizon 2020 Legal Basis, as applicable, the European Court of Auditors, the Commission, the European Anti-Fraud Office, and the European Public Prosecutor’s Office, as well as persons designated by the foregoing,

(i)	to visit the sites, installations and works comprising the Investment;

(ii)	to interview representatives of each Obligor, and not obstruct contacts with any other person involved in or affected by the Investment; and

(iii)	to conduct such investigations, inspections, on the spot audits and checks as they may wish and review the Obligors’ books and records in relation to the execution of the Investment and to be able to take copies of related documents to the extent not prohibited by the law.

(b)	Each Obligor shall provide the Bank, or ensure that the Bank is provided, with all necessary assistance for the purposes described in this Paragraph 3 (Visits by the Bank).

(c)	In the case of a genuine allegation, complaint or information with regard to Criminal Offences related to the Loan and/or the Investment, the Borrower shall consult with the Bank in good faith regarding appropriate actions. In particular, if it is proven that a third party committed a Criminal Offence in connection with the Loan and/or the Project with the result that the Loan was misapplied, the Bank may, without prejudice to the other provisions of this Contract, inform the Borrower if, in its view, the Borrower should take appropriate recovery measures against such third party. In any such case, the Borrower shall in good faith consider the Bank’s views and keep the Bank informed.

4.	Disclosure and publication

(a)	The Borrower acknowledges and agrees that:

(i)	the Bank may be obliged to communicate information relating to the Borrower and the Investment to any competent institution or body of the European Union in accordance with the relevant mandatory provisions of European Union law or pursuant to the Horizon 2020 Legal Basis; and

(ii)	the Bank may publish in its website or produce press releases containing information related to the financing provided pursuant to this Contract, including the name, address and country of establishment of the Borrower the purpose of the financing, and the type and amount of financial support received under this Contract.

(b)	If requested by the Bank, the Borrower undertakes to refer to this financing and other Bank financings in its public communications, if appropriate, during the availability period, and in connection with any drawdowns, and communications on major corporate events.

5.	Confidential information

Where the Borrower or any other Obligor provides information to the Bank in connection with this Contract, it shall do so in compliance with the provisions of the MAR Side Letter. The Bank will handle information received by the Borrower or any other Obligor in compliance with the provisions of the MAR Side Letter in accordance with the provisions of the MAR Side Letter.

Schedule J

1.             Sample Calculation of Unpaid Profit Participation Payments Buy-Back

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